CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee(1)
Floating Rate Notes due 2020	$1,250,000,000	100.000%	$1,250,000,000	$151,500.00
Floating Rate Notes due 2021	$1,000,000,000	100.000%	$1,000,000,000	$121,200.00
Floating Rate Notes due 2024	$500,000,000	100.000%	$500,000,000	$60,600.00
3.300% Notes due 2020	$1,750,000,000	99.972%	$1,749,510,000	$212,040.62
3.450% Notes due 2021	$2,000,000,000	99.899%	$1,997,980,000	$242,155.18
3.700% Notes due 2024	$2,500,000,000	99.994%	$2,499,850,000	$302,981.82
3.950% Notes due 2025	$3,000,000,000	99.877%	$2,996,310,000	$363,152.78
4.150% Notes due 2028	$4,000,000,000	99.950%	$3,998,000,000	$484,557.60
4.250% Notes due 2030	$1,500,000,000	99.943%	$1,499,145,000	$181,696.38
4.600% Notes due 2038	$3,000,000,000	99.934%	$2,998,020,000	$363,360.03
4.700% Notes due 2048	$4,000,000,000	99.918%	$3,996,720,000	$484,402.47
4.950% Notes due 2058	$2,500,000,000	99.912%	$2,497,800,000	$302,733.36
Total	$27,000,000,000		$26,983,335,000	$3,270,380.24

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-212719

PROSPECTUS SUPPLEMENT

(To prospectus dated July 28, 2016)

$27,000,000,000

$1,250,000,000 Floating Rate Notes due 2020

$1,000,000,000 Floating Rate Notes due 2021             $   500,000,000 Floating Rate Notes due 2024

$1,750,000,000 3.300% Notes due 2020

$2,000,000,000 3.450% Notes due 2021             $2,500,000,000 3.700% Notes due 2024

$3,000,000,000 3.950% Notes due 2025             $4,000,000,000 4.150% Notes due 2028

$1,500,000,000 4.250% Notes due 2030             $3,000,000,000 4.600% Notes due 2038

$4,000,000,000 4.700% Notes due 2048             $2,500,000,000 4.950% Notes due 2058

We are offering floating rate notes (the “floating rate notes”) and fixed rate notes (the “fixed rate notes” and, together with the floating rate notes, the “notes”) with interest rates, interest payment dates, maturity dates, optional redemption dates, if any, and other terms as set forth in this prospectus supplement.

The notes will be unsecured and will rank equally with all of our and our guarantors’ unsecured and unsubordinated indebtedness. The notes will be fully and unconditionally guaranteed by our wholly-owned subsidiaries named in this prospectus supplement and in the accompanying prospectus.

We intend to use the net proceeds of this offering, together with the net proceeds from loans under our Term Loan Facilities (as defined herein), to finance our purchase of ordinary shares in the capital of Sky plc (the “Sky Shares”) from Sky shareholders (the “Sky shareholders”) who validly accept our cash offer for the entire issued and to be issued share capital of Sky (as further described herein, the “Sky Offer”), to settle a portion of our Market Purchases (as defined herein) and to pay related fees and expenses. We have also made Market Purchases of Sky Shares directly from Sky shareholders with cash on hand and the net proceeds from (i) the issuance of commercial paper, (ii) loans under our Term Loan Facilities and (iii) revolving loans drawn under our Revolving Credit Facility (as described herein). We may use a portion of the net proceeds from this offering to repay commercial paper outstanding, to repay amounts drawn under our Revolving Credit Facility and/or to replenish a portion of our cash, in each case, that was previously used for Market Purchases. This offering of notes, which will close prior to the First Sky Settlement Date (as described herein), is not conditioned on the occurrence of the First Sky Settlement Date. See “Summary—Recent Developments” and “Use of Proceeds.”

Investing in these securities involves certain risks. See “Item 1A—Risk Factors” beginning on page 20 of Comcast Corporation’s (“Comcast”) Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference herein, and “Risk Factors” beginning on page S-11 of this prospectus supplement.

	Price to Investors	Underwriters’ Discount	Proceeds to Us Before Expenses
Per floating rate note due 2020(1)	100.000%	0.150%	99.850%
Total	$1,250,000,000	$1,875,000	$1,248,125,000
Per floating rate note due 2021(1)	100.000%	0.200%	99.800%
Total	$1,000,000,000	$2,000,000	$998,000,000
Per floating rate note due 2024(1)	100.000%	0.250%	99.750%
Total	$500,000,000	$1,250,000	$498,750,000
Per note due 2020(1)	99.972%	0.150%	99.822%
Total	$1,749,510,000	$2,625,000	$1,746,885,000
Per note due 2021(1)	99.899%	0.200%	99.699%
Total	$1,997,980,000	$4,000,000	$1,993,980,000
Per note due 2024(1)	99.994%	0.250%	99.744%
Total	$2,499,850,000	$6,250,000	$2,493,600,000
Per note due 2025(1)	99.877%	0.350%	99.527%
Total	$2,996,310,000	$10,500,000	$2,985,810,000
Per note due 2028(1)	99.950%	0.400%	99.550%
Total	$3,998,000,000	$16,000,000	$3,982,000,000
Per note due 2030(1)	99.943%	0.425%	99.518%
Total	$1,499,145,000	$6,375,000	$1,492,770,000
Per note due 2038(1)	99.934%	0.600%	99.334%
Total	$2,998,020,000	$18,000,000	$2,980,020,000
Per note due 2048(1)	99.918%	0.750%	99.168%
Total	$3,996,720,000	$30,000,000	$3,966,720,000
Per note due 2058(1)	99.912%	0.800%	99.112%
Total	$2,497,800,000	$20,000,000	$2,477,800,000

(1)	Plus accrued interest, if any, from October 5, 2018, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery only through The Depository Trust Company and its participants, including Euroclear SA/NV (“Euroclear”) and Clearstream Banking SA (“Clearstream”), in book-entry form on or about October 5, 2018, which is the third business day following the date of this prospectus supplement. See “Underwriting.”

Joint Book-Running Managers

BofA Merrill Lynch	Wells Fargo Securities
Credit Suisse	Mizuho Securities
MUFG	SMBC Nikko

Co-Managers

BNP PARIBAS	RBC Capital Markets	TD Securities
COMMERZBANK	DNB Markets	PNC Capital Markets LLC
SOCIETE GENERALE		US Bancorp
Santander

The date of this prospectus supplement is October 2, 2018.

Prospectus Supplement

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or the free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein or therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

WHERE YOU CAN FIND MORE INFORMATION

The Securities and Exchange Commission (“SEC”) allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. In addition, information we file with the SEC in the future will automatically update and supersede information contained in this prospectus supplement and the accompanying prospectus.

This prospectus supplement incorporates by reference the documents of Comcast and NBCUniversal Media, LLC (“NBCUniversal”) set forth below that we or NBCUniversal have previously filed with the SEC, provided, however, that nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC:

•	Comcast’s and NBCUniversal’s combined Annual Report on Form 10-K for the year ended December 31, 2017, filed on January 31, 2018.

•	Comcast’s and NBCUniversal’s combined Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed on April 25, 2018.

•	Comcast’s and NBCUniversal’s combined Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed on July 26, 2018.

•

Comcast’s Current Reports on Form 8-K filed on February 8, 2018, February 12, 2018, February 27, 2018, April 25, 2018, April 30, 2018, June 13, 2018, June 14, 2018, July 12, 2018, August 22, 2018, September 24, 2018 and October 1, 2018.

•

The sections of Comcast’s Definitive Proxy Statement on Schedule 14A for the 2018 annual meeting of shareholders incorporated by reference in Comcast’s Annual Report on Form 10-K for the year ended December 31, 2017, filed on April 30, 2018.

We and NBCUniversal also incorporate by reference into this prospectus supplement and the accompanying prospectus additional documents that we or NBCUniversal may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we sell all of the securities we are offering. Any statement contained in a previously filed document incorporated by reference into this prospectus supplement is deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement. We will provide free copies of any of those documents, if you write or telephone us at: One Comcast Center, Philadelphia, Pennsylvania 19103-2838, (215) 286-1700.

ii

PROSPECTUS SUPPLEMENT SUMMARY

The Companies

Comcast Corporation

We are a global media and technology company with two primary businesses, Comcast Cable and NBCUniversal. We present our operations in five reportable business segments:

•

Cable Communications: Consists of the operations of Comcast Cable, which is one of the nation’s largest providers of video, high-speed Internet, voice, and security and automation services (“cable services”) to residential customers under the XFINITY brand; we also provide these and other services to business customers and sell advertising.

•

Cable Networks: Consists primarily of our national cable networks that provide a variety of entertainment, news and information, and sports content, our regional sports and news networks, our international cable networks, our cable television studio production operations, and various digital properties.

•

Broadcast Television: Consists primarily of the NBC and Telemundo broadcast networks, our NBC and Telemundo owned local broadcast television stations, the NBC Universo national cable network, our broadcast television studio production operations, and various digital properties.

•

Filmed Entertainment: Consists primarily of the operations of Universal Pictures, which produces, acquires, markets and distributes filmed entertainment worldwide; our films are also produced under the Illumination, DreamWorks Animation and Focus Features names.

•

Theme Parks: Consists primarily of our Universal theme parks in Orlando, Florida; Hollywood, California; and Osaka, Japan. In addition, along with a consortium of Chinese state-owned companies, we are developing a Universal theme park and resort in Beijing, China.

Our other business interests consist primarily of our wireless phone service and Comcast Spectacor, which owns the Philadelphia Flyers and the Wells Fargo Center arena in Philadelphia, Pennsylvania.

For a description of our business, financial condition, results of operations and other important information regarding us, see our filings with the SEC incorporated by reference in the accompanying prospectus. For instructions on how to find copies of these and our other filings incorporated by reference in the accompanying prospectus, see “Available Information” in the accompanying prospectus.

Comcast’s principal executive offices are located at One Comcast Center, Philadelphia, Pennsylvania 19103-2838. Comcast’s telephone number is (215) 286-1700. The address of our website is www.comcastcorporation.com. The information on, or accessible through, our website is not part of this prospectus supplement or the accompanying prospectus.

The Guarantors

Our obligations, including the payment of principal, premium, if any, and interest on the notes will be fully and unconditionally guaranteed by each of Comcast Cable Communications, LLC (“Comcast Cable Communications”) and NBCUniversal. In this prospectus supplement, we refer to these guarantors as the guarantors and to these guarantees as the guarantees.

The guarantees will not contain any restrictions on the ability of any guarantor to:

•	pay dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of that guarantor’s capital stock; or

•	make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of that guarantor.

Comcast Cable Communications’ principal place of business is One Comcast Center, Philadelphia, Pennsylvania 19103-2838. NBCUniversal’s principal executive offices are located at 30 Rockefeller Plaza, New York, New York 10112-0015.

Recent Developments

Sky Acquisition

On September 24, 2018, following conclusion of an auction procedure conducted by the UK Panel on Takeovers and Mergers, we announced our recommended superior cash offer for the entire issued and to be issued share capital of Sky (the “Sky Offer”) through our indirect wholly-owned subsidiary, Comcast Bidco Limited (“Comcast Bidco”). Under the terms of the Sky Offer, Sky shareholders will be entitled to receive £17.28 in cash for each Sky Share, which implies a value of approximately £30.6 billion for the fully diluted share capital of Sky, or approximately $40.0 billion using the exchange rate as of September 24, 2018. On September 25, 2018, we announced, through Comcast Bidco, the terms of a recommended mandatory superior cash offer and, on September 27, 2018, published and posted a mandatory offer document (the “Sky Mandatory Offer Document”) to Sky shareholders containing, among other things, the terms and conditions of the Sky Offer.

Pursuant to the Sky Mandatory Offer Document (and as further described therein), the Sky Offer is conditional only on valid acceptances of the Sky Offer (“Accepted Sky Shares”) being received (and not, where permitted, withdrawn) by Comcast Bidco by no later than 1:00 p.m. (London time) on October 11, 2018 which, together with Sky Shares acquired or agreed to be acquired before or during the offer period, will result in Comcast Bidco and any person acting in concert with it holding Sky Shares carrying, in aggregate, more than 50% of the voting rights then normally exercisable at a general meeting of Sky. As at the close of business in London on September 21, 2018, we had received valid acceptances of the Sky Offer in respect of Sky Shares representing approximately 0.22% of the issued ordinary share capital of Sky (based on the number of Sky Shares in issue on September 21, 2018).

As of the close of business on September 26, 2018, Comcast Bidco had acquired in the market an aggregate interest in Sky Shares, at £17.28 per Sky Share, representing approximately 37.72% of the Sky Shares in issue at the time. We refer to Sky Shares Comcast Bidco acquires (or acquires an interest in) directly from Sky shareholders in the market as “Market Purchases.”

Also on September 26, 2018, 21st Century Fox announced that it intends to lapse its offer, at £15.67 per Sky Share, for Sky and that it intends to either accept the Sky Offer or sell the Sky Shares held by 21st Century Fox or its affiliates (representing approximately 39.12% of the ordinary share capital of Sky) to Comcast Bidco (the “Fox Shares”). Whether Comcast Bidco were to purchase the Fox Shares by way of a Market Purchase or such Fox Shares are tendered into the Sky Offer, when taken together with the Market Purchases through September 26, 2018, we expect in due course through Comcast Bidco to hold or have received acceptances in respect of over 75% in aggregate of the Sky Shares in issue at the time. In accordance with the rules of the auction procedure, Comcast Bidco and 21st Century Fox are prohibited from further revising the price of their respective offers for Sky unless a third party announces a firm intention to make an offer for Sky.

Upon either the acceptance of the Sky Offer by 21st Century Fox in respect of the Fox Shares or the purchase and settlement of the Fox Shares (or otherwise the receipt of sufficient other acceptances of the Sky Offer) and settlement of the Market Purchases we have conducted through September 26, 2018 referred to above, the Sky Offer will become unconditional in all respects (the “First Acceptance Close Date”). Upon the Sky Offer becoming unconditional in all respects, we will settle Accepted Sky Shares within fourteen (14) days (or, to the extent practicable, within seven (7) to ten (10) days) of the First Acceptance Close Date (the “First Sky Settlement Date”). We will settle any additional Accepted Sky Shares on a rolling basis within fourteen (14) days (or, to the extent practicable, within seven (7) to ten (10) days) of their valid acceptance.

Sky Acquisition Financing

We intend to use the net proceeds of this offering, together with the net proceeds from loans under our Term Loan Facilities, to finance our purchase of Sky Shares from Sky shareholders who validly accept the Sky Offer, to settle a portion of our Market Purchases and to pay related fees and expenses. We have also made Market Purchases with cash on hand and the net proceeds from (i) the issuance of commercial paper, (ii) loans under our Term Loan Facilities and (iii) revolving loans drawn under our Revolving Credit Facility. We may use a portion of the net proceeds from this offering to repay commercial paper outstanding, to repay amounts drawn under our Revolving Credit Facility and/or to replenish a portion of our cash, in each case, that was previously used for Market Purchases. This offering of notes, which will close prior to the First Sky Settlement Date, is not conditioned on the occurrence of the First Sky Settlement Date. See “Use of Proceeds.”

Credit Agreements

On April 25, 2018, in connection with our proposed acquisition of Sky, we entered into (i) a term loan credit agreement among us, the financial institutions party thereto, Bank of America, N.A., as administrative agent, Wells Fargo Bank, National Association, as syndication agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as joint lead arrangers and joint bookrunners (as amended as described below, the “April Term Loan Credit Agreement”), and (ii) a 364-day bridge loan credit agreement among us, the financial institutions party thereto, Bank of America, N.A., as administrative agent, Wells Fargo Bank, National Association, as syndication agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC as joint lead arrangers and joint bookrunners (as amended as described below, the “Bridge Loan Credit Agreement”). On August 22, 2018, we entered into a term loan credit agreement among us, the financial institutions party thereto, Bank of America, N.A., as administrative agent, Wells Fargo Bank, National Association, as syndication agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as joint lead arrangers and joint bookrunners (as described below, the “August Term Loan Credit Agreement”, together with the April Term Loan Credit Agreement and the Bridge Loan Credit Agreement, each as amended, the “Credit Agreements”). On August 22, 2018, we entered into the first amendment to the Bridge Loan Credit Agreement, which, among other things, reduced the amount available for borrowing under the Bridge Loan Credit Agreement from £16 billion to £12.9 billion. On September 23, 2018, we entered into the first amendment to the April Term Loan Credit Agreement, which, among other things, provides that the proceeds under the April Term Loan Credit Agreement may be used to finance the acquisition of shares of Sky by or on behalf of a direct or indirect subsidiary of us, whether prior to or in the absence of the consummation of the acquisition of a majority of the share capital of Sky, and increased the maximum number of draws under the April Term Loan Credit Agreement from three to ten.

The April Term Loan Credit Agreement provides for a £7 billion unsecured term loan credit facility (the “April Term Loan Facility”). The April Term Loan Facility is comprised of (i) a 3-year tranche in the aggregate principal amount of £3 billion, which will mature on the date that is 3 years after the date of the initial borrowing of the 3-year tranche of the April Term Loan Facility and (ii) a 5-year tranche in the aggregate principal amount of £4 billion, which will mature on the date that is 5 years after the date of the initial borrowing of the 5-year tranche of the April Term Loan Facility. Loans under the April Term Loan Credit Agreement may be borrowed in pounds sterling or U.S. dollars at our option. The August Term Loan Credit Agreement provides for a $6 billion unsecured term loan credit facility (the “August Term Loan Facility” and, together with the April Term Loan Facilities, the “Term Loan Facilities”). The August Term Loan Facility will mature on the date that is 4 years after the date of the initial borrowing under the August Term Loan Facility. The Bridge Loan Credit

Agreement provides for a £12.9 billion unsecured bridge loan credit facility (the “Bridge Loan Facility”) for 364 days after the initial borrowing under the Bridge Loan Facility. The commitments under the Bridge Loan Credit Agreement will be reduced by an amount equal to the aggregate gross proceeds of this offering. The commitments under the Credit Agreements will remain in effect until the date on which certain termination events customary for U.K. public acquisition financings occur. The Term Loan Facilities and the Bridge Loan Facility are each guaranteed by Comcast Cable Communications and NBCUniversal.

Subject to receipt of commitments from new or existing lenders and subject to other customary conditions, we may (a) increase the commitments under the August Term Loan Facility, so long as there is no event of default continuing under the August Term Loan Credit Agreement after giving effect to such increase and (b) increase the commitments under the Bridge Loan Facility, so long as there is no event of default continuing under the Bridge Loan Credit Agreement after giving effect to such increase.

On April 27, 2018, in connection with our proposed acquisition of Sky, we entered into an amendment to our existing revolving credit agreement, dated as of May 26, 2016, among us, the financial institutions party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Revolving Credit Facility”). The amendment provides for, among other things, changes to the conditions to borrowings in a manner customary for U.K. public acquisition financings, in addition to changes to certain financial covenant calculations in connection with acquisitions. On September 21, 2018, Comcast and certain financial institutions, as lenders, entered into (i) an increased commitment activation notice and (ii) a new lender supplement, in order to increase the total commitments under the Revolving Credit Facility. The total commitments under the Revolving Credit Facility after giving effect to the increased revolving commitment activation notice and the new lender supplement are $7.611 billion.

For more information on the Credit Agreements and our Revolving Credit Facility, see our Current Reports on Form 8-K filed with the SEC on April 25, 2018, April 30, 2018, August 22, 2018 and September 24, 2018, which are incorporated herein by reference.

The Offering

Issuer	Comcast Corporation.

Securities Offered	$1,250,000,000 aggregate principal amount of Floating Rate Notes due 2020.

$1,000,000,000 aggregate principal amount of Floating Rate Notes due 2021.

$500,000,000 aggregate principal amount of Floating Rate Notes due 2024.

$1,750,000,000 aggregate principal amount of 3.300% Notes due 2020.

$2,000,000,000 aggregate principal amount of 3.450% Notes due 2021.

$2,500,000,000 aggregate principal amount of 3.700% Notes due 2024.

$3,000,000,000 aggregate principal amount of 3.950% Notes due 2025.

$4,000,000,000 aggregate principal amount of 4.150% Notes due 2028.

$1,500,000,000 aggregate principal amount of 4.250% Notes due 2030.

$3,000,000,000 aggregate principal amount of 4.600% Notes due 2038.

$4,000,000,000 aggregate principal amount of 4.700% Notes due 2048.

$2,500,000,000 aggregate principal amount of 4.950% Notes due 2058.

Maturity	The Floating Rate Notes due 2020 will mature on October 1, 2020.

The Floating Rate Notes due 2021 will mature on October 1, 2021.

The Floating Rate Notes due 2024 will mature on April 15, 2024.

The Notes due 2020 will mature on October 1, 2020.

The Notes due 2021 will mature on October 1, 2021.

The Notes due 2024 will mature on April 15, 2024.

The Notes due 2025 will mature on October 15, 2025.

The Notes due 2028 will mature on October 15, 2028.

The Notes due 2030 will mature on October 15, 2030.

The Notes due 2038 will mature on October 15, 2038.

The Notes due 2048 will mature on October 15, 2048.

The Notes due 2058 will mature on October 15, 2058.

Interest	Interest on the Floating Rate Notes due 2020 will accrue for each quarterly interest period at a rate equal to three-month LIBOR plus 0.330% per year, which three-month LIBOR rate will be set quarterly, payable quarterly in arrears on each January 1, April 1, July 1 and October 1, beginning on January 1, 2019. Interest on the Floating Rate Notes due 2021 will accrue for each quarterly interest period at a rate equal to three-month LIBOR plus 0.440% per year, which three-month LIBOR rate will be set quarterly, payable quarterly in arrears on each January 1, April 1, July 1 and October 1, beginning on January 1, 2019. Interest on the Floating Rate Notes due 2024 will accrue for each quarterly interest period at a rate equal to three-month LIBOR plus 0.630% per year, which three-month LIBOR rate will be set quarterly, payable quarterly in arrears on each January 15, April 15, July 15 and October 15, beginning on January 15, 2019. The interest rate for the floating rate notes for the first interest period from and including October 5, 2018 to, but excluding January 1, 2019 or January 15, 2019 (as applicable), will be set on October 3, 2018.

Interest on the Notes due 2020 will accrue at the rate of 3.300% per year, payable semiannually in cash in arrears on April 1 and October 1, beginning April 1, 2019. Interest on the Notes due 2021 will accrue at the rate of 3.450% per year, payable semiannually in cash in arrears on April 1 and October 1, beginning April 1, 2019. Interest on the Notes due 2024 will accrue at the rate of 3.700% per year, payable semiannually in cash in arrears on April 15 and October 15, beginning April 15, 2019. Interest on the Notes due 2025 will accrue at the rate of 3.950% per year, payable semiannually in cash in arrears on April 15 and October 15, beginning April 15, 2019. Interest on the Notes due 2028 will accrue at the rate of 4.150% per year, payable semiannually in cash in arrears on April 15 and October 15, beginning April 15, 2019. Interest on the Notes due 2030 will accrue at the rate of 4.250% per year, payable semiannually in cash in arrears on April 15 and October 15, beginning April 15, 2019. Interest on the Notes due 2038 will accrue at the rate of 4.600% per year, payable semiannually in cash in arrears on April 15 and October 15, beginning April 15, 2019. Interest on the Notes due 2048 will accrue at the rate of 4.700% per year, payable semiannually in cash in arrears on April 15 and October 15, beginning April 15, 2019. Interest on the Notes due 2058 will accrue at the rate of 4.950% per year, payable semiannually in cash in arrears on April 15 and October 15, beginning April 15, 2019.

Ranking	The notes will be unsecured and will rank equally with all of our and the guarantors’ unsecured and unsubordinated indebtedness. Following consummation of the Sky acquisition, the notes will be structurally subordinated to all of Sky’s outstanding indebtedness. As of June 30, 2018, Sky had outstanding indebtedness of approximately £8.2 billion (or approximately $10.8 billion using the exchange rate as of such date).

Guarantors	Comcast Cable Communications and NBCUniversal. The notes are not and will not be guaranteed by Comcast Bidco or any of its subsidiaries.

Guarantees	The guarantors will fully and unconditionally guarantee the notes, including the payment of principal, premium, if any, and interest. The guarantees will rank equally with all other general unsecured and unsubordinated obligations of the guarantors. Following consummation of the Sky acquisition, the notes will be structurally subordinated to all of Sky’s outstanding indebtedness. As of June 30, 2018, Sky had outstanding indebtedness of approximately £8.2 billion (or approximately $10.8 billion using the exchange rate as of such date).

Optional Redemption	The floating rate notes are not redeemable at our option prior to maturity.

We may, at our option, redeem any series of fixed rate notes, in whole or in part, at any time at the applicable Redemption Price determined as set forth under the heading “Description of the Notes—Optional Redemption—Fixed Rate Notes.”

Use of Proceeds	We intend to use the net proceeds of this offering, together with the net proceeds from loans under our Term Loan Facilities, to finance our purchase of Sky Shares from Sky shareholders who validly accept the Sky Offer, to settle a portion of our Market Purchases and to pay related fees and expenses. We have also made Market Purchases with cash on hand and the net proceeds from (i) the issuance of commercial paper, (ii) loans under our Term Loan Facilities and (iii) revolving loans drawn under our Revolving Credit Facility. We may use a portion of the net proceeds from this offering to repay commercial paper outstanding, to repay amounts drawn under our Revolving Credit Facility and/or to replenish a portion of our cash, in each case, that was previously used for Market Purchases. This offering of notes, which will close prior to the First Sky Settlement Date, is not conditioned on the occurrence of the First Sky Settlement Date.

As of October 1, 2018, we had $3.0 billion of borrowings outstanding under the Comcast Corporation commercial paper program at a weighted average annual interest rate of approximately 2.46% and a weighted average remaining maturity of approximately 18 days, and we had $7.26 billion outstanding under our April Term Loan Credit Agreement (using the exchange rate as of October 1, 2018) at a weighted average interest rate of 1.66% and $1.5 billion outstanding under our Revolving Credit Facility at an interest rate of 5.25%.

As at the close of business in London on September 21, 2018, we had received valid acceptances of the Sky Offer in respect of Sky Shares representing approximately 0.22% of the issued ordinary share capital of Sky (based on the number of Sky Shares in issue on September 21, 2018). Market Purchases through September 26, 2018 and the purchase and settlement or acceptance of the Sky Offer in respect of the Fox Shares, will result in Comcast Bidco holding or having received acceptances in respect of over 75% in aggregate of Sky Shares in issue at the time.

See “Use of Proceeds.”

Book-Entry	The notes will be issued in book-entry form and will be represented by global notes deposited with, or on behalf of, DTC and registered in the name of DTC or its nominees. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee or indirectly through organizations that have accounts with DTC, including Euroclear and Clearstream, and these beneficial interests may not be exchanged for certificated notes, except in limited circumstances. See “Description of the Notes—Book-Entry System” in this prospectus supplement.

USE OF PROCEEDS

We intend to use the net proceeds of this offering, together with the net proceeds from loans under our Term Loan Facilities, to finance our purchase of Sky Shares from Sky shareholders who validly accept the Sky Offer, to settle a portion of our Market Purchases and to pay related fees and expenses. We have also made Market Purchases with cash on hand and the net proceeds from (i) the issuance of commercial paper, (ii) loans under our Term Loan Facilities and (iii) revolving loans drawn under our Revolving Credit Facility. We may use a portion of the net proceeds from this offering to repay commercial paper outstanding, to repay amounts drawn under our Revolving Credit Facility and/or to replenish a portion of our cash, in each case, that was previously used for Market Purchases. This offering of notes, which will close prior to the First Sky Settlement Date, is not conditioned on the occurrence of the First Sky Settlement Date.

As of October 1, 2018, we had $3.0 billion of borrowings outstanding under the Comcast Corporation commercial paper program at a weighted average annual interest rate of approximately 2.46% and a weighted average remaining maturity of approximately 18 days, and we had $7.26 billion outstanding under our April Term Loan Credit Agreement (using the exchange rate as of October 1, 2018) at a weighted average interest rate of 1.66% and $1.5 billion outstanding under our Revolving Credit Facility at an interest rate of 5.25%.

As at the close of business in London on September 21, 2018, we had received valid acceptances of the Sky Offer in respect of Sky Shares representing approximately 0.22% of the issued ordinary share capital of Sky (based on the number of Sky Shares in issue on September 21, 2018). Market Purchases through September 26, 2018 and the purchase and settlement or acceptance of the Sky Offer in respect of the Fox Shares, will result in Comcast Bidco holding or having received acceptances in respect of over 75% in aggregate of Sky Shares in issue at the time.

The following table outlines the expected sources and uses of funds from this offering and from our Term Loan Facilities. Amounts in the table are in millions of dollars and are estimated, and actual amounts may vary from the estimated amounts.

Sources of Funds		Uses of Funds
Notes offered hereby(1)	$27,000	Purchase of Sky Shares(2), (3)	$40,068
Term Loan Facilities	12,129	Transactions fees and expenses(4)	305
Cash and cash equivalents	1,244

Total Sources	$40,373	Total Uses	$40,373

(1)	Before underwriting discounts and expenses.
(2)

Assumes the purchase of the entire issued and to be issued share capital of Sky. This amount also includes our expected use of a portion of the net proceeds of this offering and our Term Loan Facilities to repay commercial paper outstanding, to repay amounts drawn under our Revolving Credit Facility and/or to replenish a portion of our cash, in each case, previously used for Market Purchases. After the Sky Offer becomes unconditional, Sky shareholders holding Sky Shares that are not Accepted Sky Shares will have a further period of time to validly accept the Sky Offer. We will settle purchases of any such additional Accepted Sky Shares on a rolling basis within fourteen (14) days (or, to the extent practicable, within seven (7) to ten (10) days) of their valid acceptance.

(3)

If any of the Sky Shares are not validly accepted in the Sky Offer or otherwise purchased by us directly from Sky shareholders, a portion of the net proceeds from this offering may be held as cash and cash equivalents and available for working capital or general corporate purposes in lieu of purchases of Sky Shares.

(4)	Includes underwriting discounts and expenses of this offering and fees and expenses of Comcast relating to the Sky acquisition and the Credit Agreements.

RATIOS OF EARNINGS TO FIXED CHARGES AND OF EARNINGS TO

COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

Our ratio of earnings to fixed charges and our ratio of earnings to combined fixed charges and preferred dividends were as follows for the respective periods indicated:

	For the Six Months Ended June 30,	For the Years Ended December 31,
	2018	2017	2016	2015	2014	2013
Ratio of Earnings to Fixed Charges	5.59x	5.45x	5.26x	5.48x	5.22x	4.85x

We have no issued or outstanding Comcast preferred stock and, as a result, the ratio of earnings to fixed charges is the same as the ratio of earnings to combined fixed charges and preferred dividends. For purposes of calculating the ratios, earnings is the amount resulting from (1) adding (a) pretax income from continuing operations before adjustment for noncontrolling interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, (d) distributed income of equity investees and (e) our share of pretax losses of equity investees for which charges arising from guarantees are included in fixed charges and (2) subtracting (i) interest capitalized, (ii) preference security dividend requirements of consolidated subsidiaries and (iii) the noncontrolling interest in pretax income of subsidiaries that have not incurred fixed charges. Fixed charges is the sum of (w) interest expensed and capitalized, (x) amortized premiums, discounts and capitalized expenses related to indebtedness, (y) an estimate of the interest within rental expense and (z) preference security dividend requirements of our consolidated subsidiaries. Preference security dividend requirements are the amount of pretax earnings required to pay the dividends on outstanding preference securities. Interest associated with our uncertain tax positions is a component of income tax expense.

RISK FACTORS

An investment in the notes involves risks. Before deciding whether to purchase the notes, you should consider the risks discussed below or elsewhere in this prospectus supplement, including those set forth in our filings with the SEC that we have incorporated by reference in this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also impair our business operations.

Any of the risks discussed below or elsewhere in this prospectus supplement or in our SEC filings incorporated by reference in this prospectus supplement and the accompanying prospectus, and other risks we have not anticipated or discussed, could have a material impact on our business, prospects, financial condition or results of operations. In that case, our ability to pay interest on the notes when due or to repay the notes at maturity could be adversely affected, and the trading price of the notes could decline substantially.

Risks Related to this Offering and the Floating Rate Notes

The amount of interest payable on the floating rate notes is set only once per quarter based on the three-month LIBOR rate on the interest determination date, which rate may fluctuate substantially.

In the past, the level of the three-month LIBOR rate has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of the three-month LIBOR rate are not necessarily indicative of future levels. Any historical upward or downward trend in the three-month LIBOR rate is not an indication that the three-month LIBOR rate is more or less likely to increase or decrease at any time, and you should not take the historical levels of the three-month LIBOR rate as an indication of its future performance. Additionally, although the actual three-month LIBOR rate on an interest payment date or at other times during an interest period may be higher than the three-month LIBOR rate on the applicable interest determination date, the only relevant date for purposes of determining the interest payable on the floating rate notes is the three-month LIBOR rate as of the interest determination date for such interest period. Changes in the three-month LIBOR rates between interest determination dates will not affect the interest payable on the floating rate notes. As a result, changes in the three-month LIBOR rate may not result in a comparable change in the market value of the floating rate notes.

Uncertainty relating to the calculation of LIBOR and other reference rates and their potential discontinuance may materially adversely affect the value of the floating rate notes.

National and international regulators and law enforcement agencies have conducted investigations into a number of rates or indices which are deemed to be “reference rates.” Actions by such regulators and law enforcement agencies may result in changes to the manner in which certain reference rates are determined, their discontinuance, or the establishment of alternative reference rates. In particular, on July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that the FCA will no longer persuade or compel banks to submit rates for the calculation of LIBOR after 2021. Such announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. Notwithstanding the foregoing, it appears highly likely that LIBOR will be discontinued or modified by 2021.

At this time, it is not possible to predict the effect that these developments, any discontinuance, modification or other reforms to LIBOR or any other reference rate, or the establishment of alternative reference rates may have on LIBOR, other benchmarks or floating rate debt securities, including the floating rate notes. Uncertainty as to the nature of such potential discontinuance, modification, alternative reference rates or other reforms may materially adversely affect the trading market for securities linked to such benchmarks, including the floating rate notes. Furthermore, the use of alternative reference rates or other reforms could cause the interest rate calculated for the floating rate notes to be materially different than expected.

If an alternative reference rate for LIBOR (as defined herein) is determined as described in “Description of the Notes—Interest Payments,” certain adjustments to such rate may be made, including applying a spread thereon or with respect to the business day convention, interest determination dates and related provisions and definitions, to make such alternative reference rate comparable to LIBOR, in a manner that is consistent with industry-accepted practices for such alternative reference rate. See “Description of the Notes—Interest Payments.”

DESCRIPTION OF THE NOTES

We are offering $1,250,000,000 aggregate principal amount of our Floating Rate Notes due October 1, 2020, $1,000,000,000 aggregate principal amount of our Floating Rate Notes due October 1, 2021 and $500,000,000 aggregate principal amount of our Floating Rate Notes due April 15, 2024 (collectively, the “floating rate notes”) and $1,750,000,000 aggregate principal amount of our 3.300% Notes due October 1, 2020, $2,000,000,000 aggregate principal amount of our 3.450% Notes due October 1, 2021, $2,500,000,000 aggregate principal amount of our 3.700% Notes due April 15, 2024, $3,000,000,000 aggregate principal amount of our 3.950% Notes due October 15, 2025, $4,000,000,000 aggregate principal amount of our 4.150% Notes due October 15, 2028, $1,500,000,000 aggregate principal amount of our 4.250% Notes due October 15, 2030, $3,000,000,000 aggregate principal amount of our 4.600% Notes due October 15, 2038, $4,000,000,000 aggregate principal amount of our 4.700% Notes due October 15, 2048 and $2,500,000,000 aggregate principal amount of our 4.950% Notes due October 15, 2058 (collectively, the “fixed rate notes”). We refer to the floating rate notes, collectively with the fixed rate notes, as the “notes.”

Each series of notes will be a separate series of securities issued under a senior indenture dated September 18, 2013, entered into among us, the guarantors and The Bank of New York Mellon, as trustee, as amended by the first supplemental indenture dated as of November 17, 2015, entered into among us, the guarantors, and The Bank of New York Mellon, as trustee (as amended, the “indenture”). The notes will be our direct unsecured and unsubordinated obligations and will be fully and unconditionally guaranteed by Comcast Cable Communications and NBCUniversal, referred to as the guarantors, as described below. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The indenture provides that we will have the ability to issue securities with terms different from those of the notes. We also have the ability to “reopen” a series of these notes and issue additional notes of such series. Additional notes of such series will be consolidated with and form a single series with the notes then outstanding of such series; provided that if such additional notes are not fungible with the notes of the applicable series offered hereby for U.S. federal income tax purposes, such additional notes will have one or more separate CUSIP numbers. Copies of the indenture and the form of notes are available from us upon request.

The following, along with the additional information contained in the accompanying prospectus under “Description of Debt Securities and Guarantees,” is a summary of the material provisions of the indenture, the notes and the guarantees. Because this is a summary, it may not contain all the information that is important to you. For further information, you should read the notes and the indenture.

Basic Terms of the Notes

The notes:

•	will rank equally with all of our other unsecured and unsubordinated debt and will be entitled to the benefits of the guarantees described below;

•	following consummation of the Sky acquisition, will be structurally subordinated to all of Sky’s outstanding indebtedness;

•	will be issued in an initial aggregate principal amount of $27,000,000,000 comprised as follows:

•

$1,250,000,000 initial aggregate principal amount of Floating Rate Notes due 2020, maturing on October 1, 2020, with interest payable quarterly in arrears on each January 1, April 1, July 1 and October 1 of each year, beginning on January 1, 2019, to holders of record on the preceding December 15, March 15, June 15 and September 15 of each year;

•

$1,000,000,000 initial aggregate principal amount of Floating Rate Notes due 2021, maturing on October 1, 2021, with interest payable quarterly in arrears on each January 1, April 1, July 1 and October 1 of each year, beginning on January 1, 2019, to holders of record on the preceding December 15, March 15, June 15 and September 15 of each year;

•

$500,000,000 initial aggregate principal amount of Floating Rate Notes due 2024, maturing on April 15, 2024, with interest payable quarterly in arrears on each January 15, April 15, July 15 and October 15 of each year, beginning on January 15, 2019, to holders of record on the preceding January 1, April 1, July 1 and October 15 of each year;

•

$1,750,000,000 initial aggregate principal amount of 3.300% Notes due 2020, maturing on October 1, 2020, with interest payable semiannually on each April 1 and October 1, beginning April 1, 2019, to holders of record on the preceding March 15 and September 15;

•

$2,000,000,000 initial aggregate principal amount of 3.450% Notes due 2021, maturing on October 1, 2021, with interest payable semiannually on each April 1 and October 1, beginning April 1, 2019, to holders of record on the preceding March 15 and September 15;

•

$2,500,000,000 initial aggregate principal amount of 3.700% Notes due 2024, maturing on April 15, 2024, with interest payable semiannually on each April 15 and October 15, beginning April 15, 2019, to holders of record on the preceding April 1 and October 1;

•

$3,000,000,000 initial aggregate principal amount of 3.950% Notes due 2025, maturing on October 15, 2025, with interest payable semiannually on each April 15 and October 15, beginning April 15, 2019, to holders of record on the preceding April 1 and October 1;

•

$4,000,000,000 initial aggregate principal amount of 4.150% Notes due 2028, maturing on October 15, 2028, with interest payable semiannually on each April 15 and October 15, beginning April 15, 2019, to holders of record on the preceding April 1 and October 1;

•

$1,500,000,000 initial aggregate principal amount of 4.250% Notes due 2030, maturing on October 15, 2030, with interest payable semiannually on each April 15 and October 15, beginning April 15, 2019, to holders of record on the preceding April 1 and October 1;

•

$3,000,000,000 initial aggregate principal amount of 4.600% Notes due 2038, maturing on October 15, 2038, with interest payable semiannually on each April 15 and October 15, beginning April 15, 2019, to holders of record on the preceding April 1 and October 1;

•

$4,000,000,000 initial aggregate principal amount of 4.700% Notes due 2048, maturing on October 15, 2048, with interest payable semiannually on each April 15 and October 15, beginning April 15, 2019, to holders of record on the preceding April 1 and October 1; and

•

$2,500,000,000 initial aggregate principal amount of 4.950% Notes due 2058, maturing on October 15, 2058, with interest payable semiannually on each April 15 and October 15, beginning April 15, 2019, to holders of record on the preceding April 1 and October 1; and

•	are issuable in fully registered form, in denominations of $2,000 and in multiples of $1,000 in excess thereof.

As of June 30, 2018, Sky had outstanding indebtedness of approximately £8.2 billion (or approximately $10.8 billion using the exchange rate as of such date).

Interest Payments

Floating Rate Notes

The floating rate notes will bear interest from October 5, 2018 or from the most recent interest payment date (as defined below) on which we have paid or provided for interest on the floating rate notes. The interest rate per annum for each interest period (as defined below) will be equal to LIBOR (as defined below) plus 0.330% (in the case of the Floating Rate Notes due 2020), 0.440% (in the case of the Floating Rate Notes due 2021) and 0.630% (in the case of the Floating Rate Notes due 2024), as determined on the applicable interest determination date by the calculation agent (except for the first interest period (as defined below)). Following the first interest period, the interest rate per annum for the floating rate notes will be reset quarterly on the first day of each interest period. The Bank of New York Mellon is initially acting as calculation agent. The interest determination date for an interest period will be the second business day preceding such interest period (the “interest determination date”). The interest determination date for the first interest period will be October 3, 2018.

The amount of interest for each day the floating rate notes are outstanding, which we refer to as the “daily interest amount,” is calculated by dividing the interest rate in effect with respect to the floating rate notes for that day by 360 and multiplying the result by the principal amount. The amount of interest to be paid on the floating rate notes for each interest period is calculated by adding the daily interest amounts applicable to such floating rate notes for each day in the interest period.

We will pay interest on the Floating Rate Notes due 2020 and the Floating Rate Notes due 2021 on January 1, April 1, July 1 and October 1 of each year, beginning on January 1, 2019, and at maturity. We will pay interest on the Floating Rate Notes due 2024 on January 15, April 15, July 15 and October 15 of each year, beginning on January 15, 2019, and at maturity. Each of these dates on which we will pay interest is referred to as an “interest payment date.” If any interest payment date would fall on a day that is not a business day, other than the interest payment date that is also the date of maturity for the floating rate notes, that interest payment date will be postponed to the following day that is a business day, except that if such next business day is in a different month, then that payment date will be the immediately preceding day that is a business day. If the date of maturity for the floating rate notes is not a business day, payment of principal and interest on the floating rate notes will be made on the following day that is a business day and no interest will accrue for the period from and after such date of maturity. Interest on the floating rate notes will be paid to the person in whose name such floating rate note was registered at the close of business on December 15, March 15, June 15 or September 15 (in the case of the Floating Rate Notes due 2020 and the Floating Rate Notes due 2021) and January 1, April 1, July 1 and October 1 (in the case of the Floating Rate Notes due 2024) (whether or not such day is a business day) preceding the applicable interest payment date. However, interest that we pay on the maturity date will be payable to the person to whom the principal will be payable.

Except as described below for the first interest period, on each interest payment date, we will pay interest for the period commencing on and including the immediately preceding interest payment date and ending on and including the next day preceding that interest payment date. We refer to this period as an “interest period.” The “first interest period” will begin on and include October 5, 2018 and will end on but exclude January 1, 2019 (in the case of the Floating Rate Notes due 2020 and the Floating Rate Notes due 2021) and January 15, 2019 (in the case of the Floating Rate Notes due 2024).

“LIBOR” will be determined by the calculation agent in accordance with the following provisions:

(i)

with respect to any interest determination date, LIBOR shall be the rate for deposits in United States dollars having a maturity of three-months beginning on the first day of the applicable interest period that appears on Bloomberg L.P.’s page “BBAM” as of 11:00 a.m., London time, on that interest determination date. If no rate appears on Bloomberg L.P.’s page “BBAM”, the calculation agent will obtain such rate from Reuters Screen LIBOR01 Page. If no rate appears on Bloomberg L.P.’s page “BBAM” or Reuters Screen LIBOR01 Page, then LIBOR, in respect of that interest determination date, will be determined in accordance with the provisions described in (ii) and (iii) below.

(ii)

With respect to an interest determination date on which no rate appears on Bloomberg L.P.’s page “BBAM” or Reuters Screen LIBOR01 Page, except as provided in clause (iii) below, as specified in (i) above, we will request the principal London offices of each of four major reference banks in the London interbank market, as selected by us, to provide the calculation agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the first day of the applicable interest period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic average of those quotations. If fewer than two quotations are provided, we will select three major banks in the City of New York and shall request each of them to provide to the calculation agent a quotation of the rate offered by them at approximately 11:00 a.m., in the City of New York, on the interest determination date for loans in United States dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If three quotations are provided, LIBOR will be the arithmetic average of the quotations provided; provided, however, that if the banks selected by us are not providing quotations in the manner described by this sentence, LIBOR will be the same as the rate determined for the immediately preceding interest reset date.

(iii)

Notwithstanding clause (ii) above, if we determine that LIBOR has been permanently discontinued, the calculation agent will use, as directed by us, as a substitute for LIBOR (the “Alternative Rate”) and for each future interest determination date, the alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with accepted market practice. As part of such substitution, the calculation agent will, as directed by us, make such adjustments (“Adjustments”) to the Alternative Rate or the spread thereon, as well as the business day convention, interest determination dates and related provisions and definitions, in each case that are consistent with accepted market practice for the use of such Alternative Rate for debt obligations such as the floating rate notes; provided, however, that if we determine that there is no alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with accepted market practice regarding a substitute for LIBOR, we will appoint in our sole discretion an independent financial advisor (the “IFA”) to determine the Alternative Rate and make any Adjustments thereon, and whose determinations will be binding on us, the trustee and the holders of the floating rate notes. If, however, we determine that LIBOR has been discontinued, but for any reason an Alternative Rate has not been determined, LIBOR will be equal to the rate of LIBOR for the current interest period.

A “business day” is any Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in the City of New York are authorized or obligated by law or executive order to close, provided that, with respect to the floating rate notes, the day is also a London Banking Day.

“London Banking Day” is any day in which dealings in United States dollars are transacted in the London interbank market.

“Bloomberg L.P.’s page “BBAM”” means the display designated as Bloomberg L.P.’s page “BBAM” (or such other page as may replace page BBAM on that service or any successor service for the purpose of displaying London interbank offered rates for United States dollar deposits of major banks).

“Reuters Screen LIBOR01 Page” means the display designated on page “LIBOR01” on Reuters (or such other page as may replace the LIBOR01 page on that service or any successor service for the purpose of displaying London interbank offered rates for United States dollar deposits of major banks).

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the floating rate notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. Additionally, the interest rate on the floating rate notes will in no event be lower than zero.

The calculation agent will, upon the request of the holder of any floating rate note, provide the interest rate then in effect. All calculations of the calculation agent, in the absence of manifest error, shall be conclusive for all purposes and binding on us and holders of the floating rate notes. We may appoint a successor calculation agent without the consent of the holders of the floating rate notes.

Fixed Rate Notes

Interest on the fixed rate notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest on the fixed rate notes will accrue from (i) the earlier of October 5, 2018 and the date of original issuance or (ii) from the most recent interest payment date to which interest has been paid, and will be payable semiannually on interest payment dates described for each year.

If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day with the same force and effect as if made on the relevant interest payment date, maturity date or redemption date, and no interest will accrue in respect of the delay.

For more information on payment and transfer procedures for the notes, see “—Book-Entry System” below.

Guarantees

Our obligations, including the payment of principal, premium, if any, and interest, will be fully and unconditionally guaranteed by each of the guarantors as described in the accompanying prospectus.

The guarantees will not contain any restrictions on the ability of any guarantor to (i) pay dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of that guarantor’s capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of that guarantor.

Optional Redemption

Floating Rate Notes

The floating rate notes are not redeemable at our option prior to maturity.

Fixed Rate Notes

We will have the right at our option to redeem any of the fixed rate notes of each series in whole or in part, at any time or from time to time prior to their maturity, on at least 15 days, but not more than 30 days, prior notice delivered electronically (in the case of Global Notes) or mailed to the registered address of each holder of fixed rate notes, at the applicable Redemption Price. We will calculate the Redemption Price in connection with any redemption hereunder.

“Redemption Price” means:

(a) with respect to the Notes due 2020, at any time, the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of the principal amount of such notes and the scheduled payments of interest thereon (exclusive of interest accrued to the date of redemption) from the redemption date to October 1, 2020, in each case discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points;

(b) with respect to the Notes due 2021, at any time, the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of the principal amount of such notes and the scheduled payments of interest thereon (exclusive of interest accrued to the date of redemption) from the redemption date to October 1, 2021, in each case discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points;

(c) with respect to the Notes due 2024, at any time prior to March 15, 2024 (1 month prior to the maturity of the Notes due 2024) (the “2024 Par Call Date”), the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of the principal amount of such notes and the scheduled payments of interest thereon (exclusive of interest accrued to the date of redemption) from the redemption date to the 2024 Par Call Date, in each case discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points; provided that, if the Notes due 2024 are redeemed on or after the 2024 Par Call Date, the Redemption Price will equal 100% of the principal amount of such notes;

(d) with respect to the Notes due 2025, at any time prior to August 15, 2025 (2 months prior to the maturity of the Notes due 2025) (the “2025 Par Call Date”), the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of the principal amount of such notes and the scheduled payments of interest thereon (exclusive of interest accrued to the date of redemption) from the redemption date to the 2025 Par Call Date, in each case discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points; provided that, if the Notes due 2025 are redeemed on or after the 2025 Par Call Date, the Redemption Price will equal 100% of the principal amount of such notes;

(e) with respect to the Notes due 2028, at any time prior to July 15, 2028 (3 months prior to the maturity of the Notes due 2028) (the “2028 Par Call Date”), the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of the principal amount of such notes and the scheduled payments of interest thereon (exclusive of interest accrued to the date of redemption) from the redemption date to the 2028 Par Call Date, in each case discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points; provided that, if the Notes due 2028 are redeemed on or after the 2028 Par Call Date, the Redemption Price will equal 100% of the principal amount of such notes;

(f) with respect to the Notes due 2030, at any time prior to July 15, 2030 (3 months prior to the maturity of the Notes due 2030) (the “2030 Par Call Date”), the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of the principal amount of such notes and the scheduled payments of interest thereon (exclusive of interest accrued to the date of redemption) from the redemption date to the 2030 Par Call Date, in each case discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points; provided that, if the Notes due 2030 are redeemed on or after the 2030 Par Call Date, the Redemption Price will equal 100% of the principal amount of such notes;

(g) with respect to the Notes due 2038, at any time prior to April 15, 2038 (6 months prior to the maturity of the Notes due 2038) (the “2038 Par Call Date”), the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of the principal amount of such notes and the scheduled payments of interest thereon (exclusive of interest accrued to the date of redemption) from the redemption date to the 2038 Par Call Date, in each case discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points; provided that, if the Notes due 2038 are redeemed on or after the 2038 Par Call Date, the Redemption Price will equal 100% of the principal amount of such notes;

(h) with respect to the Notes due 2048, at any time prior to April 15, 2048 (6 months prior to the maturity of the Notes due 2048) (the “2048 Par Call Date”), the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of the principal amount of such notes and the scheduled payments of interest thereon (exclusive of interest accrued to the date of redemption) from the redemption date to the 2048 Par Call Date, in each case discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points; provided that, if the Notes due 2048 are redeemed on or after the 2048 Par Call Date, the Redemption Price will equal 100% of the principal amount of such notes; and

(i) with respect to the Notes due 2058, at any time prior to April 15, 2058 (6 months prior to the maturity of the Notes due 2058) (the “2058 Par Call Date”), the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of the principal amount of such notes and the scheduled payments of interest thereon (exclusive of interest accrued to the date of redemption) from the redemption date to the 2058 Par Call Date, in each case discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points; provided that, if the Notes due 2058 are redeemed on or after the 2058 Par Call Date, the Redemption Price will equal 100% of the principal amount of such notes;

plus, in each case, accrued and unpaid interest thereon to the date of redemption.

The trustee shall have no obligation to determine the Redemption Price for any of the notes.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to (x) in the case of the Notes due 2020 and the Notes due 2021, the remaining term of the notes to be redeemed or (y) in the case of all other fixed rate notes, the remaining term of the notes to be redeemed calculated as if the maturity date of such series of fixed rate notes were the applicable Par Call Date (the “Remaining Life”), in each case, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of such fixed rate notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (ii) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, or their affiliates which are primary United States government securities dealers, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary United States government securities dealer in the United States (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 pm New York time on the third business day preceding such redemption date.

On and after the redemption date, interest will cease to accrue on the fixed rate notes or any portion of the fixed rate notes called for redemption (unless we default in the payment of the Redemption Price and accrued interest). On or before the redemption date, we will deposit with the trustee money sufficient to pay the Redemption Price of and (unless the redemption date shall be an interest payment date) accrued and unpaid interest to the redemption date on the fixed rate notes to be redeemed on such date. If less than all of the fixed rate notes of any series are to be redeemed, the fixed rate notes to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate (provided that interests in fixed rate notes represented by a Global Note will be selected for redemption by The Depository Trust Company in accordance with its standard procedures therefor).

Additionally, we may at any time repurchase floating rate notes or fixed rate notes in the open market and may hold or surrender such notes to the trustee for cancellation.

No Mandatory Redemption or Sinking Fund

There will be no mandatory redemption prior to maturity or sinking fund payments for the notes.

Additional Debt

The indenture does not limit the amount of debt we may issue under the indenture or otherwise.

Book-Entry System

We will initially issue the notes in the form of one or more global notes (the “Global Notes”). The Global Notes will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of DTC or its nominee. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to DTC or another nominee of DTC. A holder may hold beneficial interests in the Global Notes directly through DTC if such holder has an account with DTC or indirectly through organizations which have accounts with DTC, including Euroclear and Clearstream.

Holders may hold interests in the notes outside the United States through Euroclear or Clearstream if they are participants in those systems, or indirectly through organizations which are participants in those systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries which in turn will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of DTC. All securities in Euroclear or Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

DTC

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code and a clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (collectively, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by DTC, upon the deposit of the Global Notes with DTC, DTC will credit on its book-entry registration and transfer system the principal amount of notes represented by such Global Notes to the accounts of participants. Ownership of beneficial interests in the Global Notes will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Notes will be shown on and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Note other than participants). All interests in a Global Note deposited with DTC are subject to the procedures and requirements of DTC.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Notes.

So long as DTC (or its nominee) is the registered holder and owner of a Global Note, DTC (or such nominee) will be considered the sole legal owner and holder of the notes evidenced by such Global Note for all purposes of such notes and the indenture. Except as set forth below under “—Certificated Notes,” as an owner of a beneficial interest in a Global Note, you will not be entitled to have the notes represented by such Global Note registered in your name, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered to be the owner or holder of any notes under such Global Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, premium, if any, and interest on the notes represented by the Global Notes registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the Global Notes.

We expect that DTC (or its nominee), upon receipt of any payment of principal of, premium, if any, or interest on the Global Notes will credit the accounts of their relevant participants or account holders, as applicable, with payments in amounts proportionate to their respective beneficial interests in the principal amount of the applicable Global Note as shown on the records of DTC (or its nominee). We also expect that payments by participants or indirect participants or account holders, as applicable, to owners of beneficial interests in the Global Notes held through such participants or indirect participants or account holders will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants or account holders, as applicable. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Notes for any notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants, or the relationship between such participants or indirect participants, and the owners of beneficial interests in the Global Notes owning through such participants.

All amounts payable under the notes will be payable in U.S. dollars, except as may otherwise be agreed between any applicable securities clearing system and any holders. Payments will be subject in all cases to any fiscal or other laws and regulations (including any regulations of any applicable securities clearing system) applicable thereto. None of the trustee, us, the guarantors or any of our or their respective agents shall be liable to any holder of a Global Note or other person for any commissions, costs, losses or expenses in relation to or resulting from any currency conversion or rounding effected in connection therewith. Investors may be subject to foreign exchange risks that may have important economic and tax consequences to them.

Certificated Notes

Subject to certain conditions, the notes represented by the Global Notes are exchangeable for certificated notes in definitive form of like tenor in minimum denominations of $2,000 principal amount and multiples of $1,000 in excess thereof if:

(1)

DTC provides notification that it is unwilling or unable to continue as depositary for the Global Notes or DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor is not appointed within 90 days;

(2)	we in our discretion at any time determine not to have all the notes represented by the Global Notes; or

(3)	a default entitling the holders of the applicable notes to accelerate the maturity thereof has occurred and is continuing.

Any note that is exchangeable as above is exchangeable for certificated notes issuable in authorized denominations and registered in such names as DTC shall direct. Subject to the foregoing, a Global Note is not exchangeable, except for a Global Note of the same aggregate denomination to be registered in the name of DTC (or its nominee).

Same-Day Payment

The indenture requires payments to be made in respect of the applicable notes represented by the Global Notes (including principal, premium and interest) by wire transfer of immediately available funds to the accounts specified by the holder thereof or, if no such account is specified, by mailing a check to such holder’s registered address.

Payments (including principal, premium and interest) and transfers with respect to notes in certificated form may be executed at the office or agency maintained for such purpose within the City and State of New York (initially the office of the paying agent maintained for such purpose) or, at our option, by check mailed to the holders thereof at the respective addresses set forth in the register of holders of the applicable notes, provided that all payments (including principal, premium and interest) on notes in certificated form, for which the holders thereof have given wire transfer instructions, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. No service charge will be made for any registration of transfer, but payment of a sum sufficient to cover any tax or governmental charge payable in connection with that registration may be required.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following are the material U.S. federal income tax consequences of ownership and disposition of the notes. This discussion only applies to notes that meet all of the following conditions:

•

they are held by those initial holders who purchased such notes in this offering at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the applicable series of notes is sold for money;

•	they are held as capital assets; and

•	they are beneficially owned by Non-U.S. Holders (as defined below).

This discussion does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as:

•	financial institutions;

•	tax exempt entities;

•	insurance companies;

•	persons liable for the alternative minimum tax;

•	dealers in securities or foreign currencies;

•	U.S. expatriates;

•	persons holding notes as part of a hedge, straddle or other integrated transaction;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or

•

persons required for U.S. federal income tax purposes to conform the timing of income accruals with respect to the notes to their financial statements under Section 451 of the United States Internal Revenue Code of 1986, as amended (the “Code”).

If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding the notes is urged to consult his, her or its tax advisor.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary does not discuss any aspect of state, local, or non-U.S. taxation, or any U.S. federal tax considerations other than income taxation and does not discuss the potential application of the Medicare contribution tax under Section 1411 of the Code. Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is not a U.S. citizen and who is classified as a nonresident for U.S. federal income tax purposes;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition or a former citizen or former resident of the United States. Such a holder is urged to consult his or her tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.

Payments on a Note

Subject to the discussions below concerning backup withholding and FATCA, payments of principal and interest on the notes by us or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest not effectively connected with the conduct of a trade or business in the United States:

•

the holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner, as discussed below.

Interest on a note described above will not be exempt from withholding tax unless the beneficial owner of that note certifies on a properly executed Internal Revenue Service Form W-8BEN or W-8BEN-E (or successor form), as appropriate, under penalties of perjury, that it is not a U.S. person.

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest on the note is effectively connected with the conduct of such trade or business, the Non-U.S. Holder will generally not be subject to the withholding discussed in the preceding paragraphs if a properly executed, applicable Form W-8 (generally an Internal Revenue Service Form W-8ECI) is provided to us. Such a Non-U.S. Holder will, however, generally be taxed on such interest in the same manner as a U.S. person, unless an applicable income tax treaty provides otherwise. These holders are urged to consult their tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of an additional branch profits tax at a rate of 30% (or lower treaty rate).

Sale, Exchange, Redemption or Other Disposition of a Note

Subject to the discussions below concerning backup withholding and FATCA, a Non-U.S. Holder of a note will not be subject to U.S. federal income tax on gain realized on the sale, exchange, redemption or other disposition of such note, unless the gain is effectively connected with the conduct by the holder of a trade or business in the United States.

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if gain realized by the Non-U.S. Holder on a sale, exchange, redemption or other disposition of a note is effectively connected with the conduct of such trade or business, the Non-U.S. Holder will generally be taxed in the same manner as a U.S. person, subject to an applicable income tax treaty providing otherwise. These holders are urged to consult their tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of an additional branch profits tax at a rate of 30% (or lower treaty rate).

Backup Withholding and Information Reporting

Information returns will be filed with the Internal Revenue Service in connection with interest payments on the notes. Unless a Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the Internal Revenue Service in connection with the proceeds from a sale or other disposition (including a redemption) and the Non-U.S. Holder may be subject to U.S. backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

FATCA Legislation

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of U.S.-source interest and, for dispositions after December 31, 2018, payments of gross proceeds of the sale, exchange, redemption, or other disposition of a note to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption applies. Withholding under FATCA will apply to the applicable payments regardless of whether the recipient is a beneficial owner or acts as an intermediary with respect to such payments. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in the notes. We will not pay additional amounts with respect to any withholding taxes imposed under FATCA.

UNDERWRITING

We intend to offer the notes through the underwriters named below for which Merrill Lynch, Pierce, Fenner and Smith Incorporated and Wells Fargo Securities, LLC are serving as representatives. Subject to the terms and conditions contained in an underwriting agreement, we have agreed to sell to the underwriters and the underwriters severally have agreed to purchase from us, the principal amount of the notes listed opposite their names below.

Underwriter	Principal Amount of Floating Rate Notes due 2020 To Be Purchased	Principal Amount of Floating Rate Notes due 2021 To Be Purchased	Principal Amount of Floating Rate Notes due 2024 To Be Purchased	Principal Amount of Notes due 2020 To Be Purchased	Principal Amount of Notes due 2021 To Be Purchased	Principal Amount of Notes due 2024 To Be Purchased
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$218,750,000	$175,000,000	$87,500,000	$306,250,000	$350,000,000	$437,500,000
Wells Fargo Securities, LLC	162,500,000	130,000,000	65,000,000	227,500,000	260,000,000	325,000,000
Credit Suisse Securities (USA) LLC	107,500,000	86,000,000	43,000,000	150,500,000	172,000,000	215,000,000
Mizuho Securities USA LLC	107,500,000	86,000,000	43,000,000	150,500,000	172,000,000	215,000,000
MUFG Securities Americas Inc.	107,500,000	86,000,000	43,000,000	150,500,000	172,000,000	215,000,000
SMBC Nikko Securities America, Inc.	107,500,000	86,000,000	43,000,000	150,500,000	172,000,000	215,000,000
TD Securities (USA) LLC	65,000,000	52,000,000	26,000,000	91,000,000	104,000,000	130,000,000
RBC Capital Markets, LLC	65,000,000	52,000,000	26,000,000	91,000,000	104,000,000	130,000,000
BNP Paribas Securities Corp.	65,000,000	52,000,000	26,000,000	91,000,000	104,000,000	130,000,000
Commerz Markets LLC	40,000,000	32,000,000	16,000,000	56,000,000	64,000,000	80,000,000
SG Americas Securities, LLC	40,000,000	32,000,000	16,000,000	56,000,000	64,000,000	80,000,000
DNB Markets, Inc.	40,000,000	32,000,000	16,000,000	56,000,000	64,000,000	80,000,000
PNC Capital Markets LLC	40,000,000	32,000,000	16,000,000	56,000,000	64,000,000	80,000,000
U.S. Bancorp Investments, Inc.	40,000,000	32,000,000	16,000,000	56,000,000	64,000,000	80,000,000
Santander Investment Securities Inc.	31,250,000	25,000,000	12,500,000	43,750,000	50,000,000	62,500,000
Academy Securities, Inc.	1,250,000	1,000,000	500,000	1,750,000	2,000,000	2,500,000
Apto Partners, LLC	1,250,000	1,000,000	500,000	1,750,000	2,000,000	2,500,000
CastleOak Securities, L.P.	1,250,000	1,000,000	500,000	1,750,000	2,000,000	2,500,000
Great Pacific Securities.	1,250,000	1,000,000	500,000	1,750,000	2,000,000	2,500,000
MFR Securities, Inc.	1,250,000	1,000,000	500,000	1,750,000	2,000,000	2,500,000
Mischler Financial Group, Inc.	1,250,000	1,000,000	500,000	1,750,000	2,000,000	2,500,000
Multi-Bank Securities, Inc.	1,250,000	1,000,000	500,000	1,750,000	2,000,000	2,500,000
R. Seelaus & Co., Inc.	1,250,000	1,000,000	500,000	1,750,000	2,000,000	2,500,000
Samuel A. Ramirez & Company, Inc.	1,250,000	1,000,000	500,000	1,750,000	2,000,000	2,500,000
The Williams Capital Group, L.P.	1,250,000	1,000,000	500,000	1,750,000	2,000,000	2,500,000

Total	$1,250,000,000	$1,000,000,000	$500,000,000	$1,750,000,000	$2,000,000,000	$2,500,000,000

Underwriter	Principal Amount of Notes due 2025 To Be Purchased	Principal Amount of Notes due 2028 To Be Purchased	Principal Amount of Notes due 2030 To Be Purchased	Principal Amount of Notes due 2038 To Be Purchased	Principal Amount of Notes due 2048 To Be Purchased	Principal Amount of Notes due 2058 To Be Purchased
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$525,000,000	$700,000,000	$262,500,000	$525,000,000	$700,000,000	$437,500,000
Wells Fargo Securities, LLC	390,000,000	520,000,000	195,000,000	390,000,000	520,000,000	325,000,000
Credit Suisse Securities (USA) LLC	258,000,000	344,000,000	129,000,000	258,000,000	344,000,000	215,000,000
Mizuho Securities USA LLC	258,000,000	344,000,000	129,000,000	258,000,000	344,000,000	215,000,000
MUFG Securities Americas Inc.	258,000,000	344,000,000	129,000,000	258,000,000	344,000,000	215,000,000
SMBC Nikko Securities America, Inc.	258,000,000	344,000,000	129,000,000	258,000,000	344,000,000	215,000,000
TD Securities (USA) LLC	156,000,000	208,000,000	78,000,000	156,000,000	208,000,000	130,000,000
RBC Capital Markets, LLC	156,000,000	208,000,000	78,000,000	156,000,000	208,000,000	130,000,000
BNP Paribas Securities Corp.	156,000,000	208,000,000	78,000,000	156,000,000	208,000,000	130,000,000
Commerz Markets LLC	96,000,000	128,000,000	48,000,000	96,000,000	128,000,000	80,000,000
SG Americas Securities, LLC	96,000,000	128,000,000	48,000,000	96,000,000	128,000,000	80,000,000
DNB Markets, Inc.	96,000,000	128,000,000	48,000,000	96,000,000	128,000,000	80,000,000
PNC Capital Markets LLC	96,000,000	128,000,000	48,000,000	96,000,000	128,000,000	80,000,000
U.S. Bancorp Investments, Inc.	96,000,000	128,000,000	48,000,000	96,000,000	128,000,000	80,000,000
Santander Investment Securities Inc.	75,000,000	100,000,000	37,500,000	75,000,000	100,000,000	62,500,000
Academy Securities, Inc.	3,000,000	4,000,000	1,500,000	3,000,000	4,000,000	2,500,000
Apto Partners, LLC	3,000,000	4,000,000	1,500,000	3,000,000	4,000,000	2,500,000
CastleOak Securities, L.P.	3,000,000	4,000,000	1,500,000	3,000,000	4,000,000	2,500,000
Great Pacific Securities.	3,000,000	4,000,000	1,500,000	3,000,000	4,000,000	2,500,000
MFR Securities, Inc.	3,000,000	4,000,000	1,500,000	3,000,000	4,000,000	2,500,000
Mischler Financial Group, Inc.	3,000,000	4,000,000	1,500,000	3,000,000	4,000,000	2,500,000
Multi-Bank Securities, Inc.	3,000,000	4,000,000	1,500,000	3,000,000	4,000,000	2,500,000
R. Seelaus & Co., Inc.	3,000,000	4,000,000	1,500,000	3,000,000	4,000,000	2,500,000
Samuel A. Ramirez & Company, Inc.	3,000,000	4,000,000	1,500,000	3,000,000	4,000,000	2,500,000
The Williams Capital Group, L.P.	3,000,000	4,000,000	1,500,000	3,000,000	4,000,000	2,500,000

Total	$3,000,000,000	$4,000,000,000	$1,500,000,000	$3,000,000,000	$4,000,000,000	$2,500,000,000

The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the several underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

It is expected that delivery of the notes will be made against payment therefor on or about October 5, 2018, which is the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of 0.100%, 0.120%, and 0.150% of the principal amount of the Floating Rate Notes due 2020, the Floating Rate Notes due 2021 and the Floating Rate Notes due 2024, respectively, and 0.100%, 0.120%, 0.150%, 0.200%, 0.250%, 0.255%, 0.350%, 0.450% and 0.500% of the principal amount of the Notes due 2020, the Notes due 2021, the Notes due 2024, the Notes due 2025, the Notes due 2028, the Notes due 2030, the Notes due 2038, the Notes due 2048 and the Notes due 2058, respectively. The underwriters may allow, and the dealers may reallow, a discount not in excess of 0.050%, 0.080% and 0.100% of the principal amount of the Floating Rate Notes due 2020, the Floating Rate Notes due 2021 and the Floating Rate Notes due 2024, respectively, and 0.050%, 0.080%, 0.100%, 0.150%, 0.150%, 0.170%, 0.250%, 0.300% and 0.300% of the principal amount of the Notes due 2020, the Notes due 2021, the Notes due 2024, the Notes due 2025, the Notes due 2028, the Notes due 2030, the Notes due 2038, the Notes due 2048 and the Notes due 2058, respectively, to other dealers. After the initial public offering, the public offering prices, concessions and discounts may be changed.

The expenses of the offering, not including the underwriting discount, are estimated to be $9,000,000 and are payable by us.

New Issue of Notes

Each series of notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. These stabilization transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position on the notes in connection with the offering, that is, if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities for which they currently and may in the future receive customary fees and commissions. Furthermore, certain of the underwriters and their respective affiliates may, from time to time, enter into arms-length transactions with us in the ordinary course of their business. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are acting as financial advisors to us in connection with the Sky acquisition. Additionally,

Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is acting as administrative agent, Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, is acting as syndication agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are acting as joint lead arrangers and joint bookrunners under our Credit Agreements, and such entities have received or will receive customary fees and expenses in connection therewith.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investment and securities activities may involve our securities and instruments. The aforementioned underwriters and/or their affiliates and certain other underwriters and/or their affiliates have agreed to provide us with the commitments under the Bridge Loan Facility and/or are lenders under our Term Loan Facilities and the Revolving Credit Facility and have received or will receive customary fees and expenses in connection therewith. The commitments under the Bridge Term Loan Facility will be reduced by an amount equal to the aggregate gross proceeds of this offering.

As described under “Use of Proceeds”, a portion of the net proceeds from the offering of the notes will be used to pay fees and expenses relating to the Sky acquisition and the Credit Agreements, and a portion of the net proceeds from this offering of notes may also be used to repay commercial paper outstanding and amounts drawn under our Revolving Credit Facility, in each case, used in open market purchases of Sky Shares prior to the First Sky Settlement Date. Accordingly, certain of the underwriters and/or their respective affiliates may receive, directly or indirectly, a portion of the net proceeds from this offering.

Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the European Economic Area has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the European Economic Area may be unlawful under the PRIIPs Regulation. This Prospectus Supplement has been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. This Prospectus Supplement is not a prospectus for the purposes of the Prospectus Directive.

Hong Kong

The notes may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the notes may be issued, whether in Hong Kong or elsewhere, that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948) (as amended) (the “FIEL”), and each of the underwriters and each of its affiliates has represented and agreed that it has not offered or sold, and it will not offer or sell, directly or indirectly, any of the notes in or to residents of Japan or to any persons for reoffering or resale, directly or indirectly in Japan or to any resident of Japan, except pursuant to any exemption from the registration requirements of and otherwise in compliance with, the FIEL available thereunder and in compliance with the other relevant laws and regulations of Japan.

Korea

The notes may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The notes have not been and will not be registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the notes may not be resold to Korean residents unless the purchaser of the notes complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the notes.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than:

(i)	to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”);

(ii)	to a relevant person, or any person pursuant to Section 257(1A), and in accordance with the conditions, specified in Section 275 of the SFA; or

(iii)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Whether the notes are subscribed or purchased under Section 275 by a relevant person that is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures, and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

United Arab Emirates

The offering of the notes has not been approved or licensed by the UAE Central Bank, the UAE Securities and Commodities Authority (“SCA”), the Dubai Financial Services Authority (“DFSA”) or any other relevant licensing authorities in the UAE, and the notes may not be offered to the public in the UAE (including the DIFC). This prospectus supplement is being issued to a limited number of institutional and individual investors:

(a) who meet the criteria of a “Qualified Investor” as defined in the SCA Board of Directors Decision No. 3 R.M. of 2017 (but excluding subparagraph 1(d) in the “Qualified Investor” definition relating to natural persons);

(b) upon their request and confirmation that they understand that the notes have not been approved or licensed by or registered with the UAE Central Bank, the SCA, DFSA or any other relevant licensing authorities or governmental agencies in the UAE; and

(c) upon their confirmation that they understand that the prospectus supplement must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose.

United Kingdom

Each underwriter has represented, warranted and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the U.K. Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of FSMA does not apply to the issuer or the guarantors; and it has complied with and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Various legal matters relating to the offering will be passed upon for us by Arthur R. Block, Esquire, Executive Vice President, General Counsel and Secretary of Comcast Corporation, Francis M. Buono, Esquire, Senior Vice President, Legal Regulatory Affairs and Senior Deputy General Counsel of Comcast Corporation, and by Davis Polk & Wardwell LLP, Menlo Park, California. Cahill Gordon & Reindel LLP, New York, New York, is representing the underwriters.

EXPERTS

The consolidated financial statements and the related consolidated financial statement schedule of Comcast Corporation and subsidiaries, incorporated herein by reference from Comcast Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of Comcast Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and the related consolidated financial statement schedule of NBCUniversal Media, LLC and its subsidiaries, incorporated herein by reference from NBCUniversal Media, LLC’s Annual Report on Form 10-K for the year ended December 31, 2017 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

The following are types of securities that may be offered and sold from time to time by Comcast Corporation or by selling security holders under this prospectus:

• Unsecured senior debt securities	• Preferred stock
• Warrants	• Depositary shares
• Purchase contracts	• Class A common stock
• Units

If indicated in the relevant prospectus supplement, the securities may be fully and unconditionally guaranteed by a number of our wholly owned subsidiaries named in this prospectus.

Our Class A common stock is quoted on the Nasdaq Global Select Market under the ticker symbol “CMCSA.” On July 27, 2016, the reported last sale price on the Nasdaq Global Select Market for our Class A common stock was $67.92.

We will describe in a prospectus supplement, which must accompany this prospectus, the securities we are offering and selling, as well as the specific terms of the securities. Those terms may include:

• Maturity	• Dividends	• Conversion or exchange rights
• Interest rate	• Redemption terms	• Liquidation amount
• Sinking fund terms	• Listing on a securities exchange	• Subsidiary guarantees
• Currency of payments	• Amount payable at maturity

Investing in these securities involves certain risks. See “Item 1A—Risk Factors” beginning on page 25 of Comcast’s and NBCUniversal’s combined annual report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference herein.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer the securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

The date of this prospectus is July 28, 2016

We have not authorized anyone to provide you any information other than that contained or incorporated by reference in this prospectus. We do not take any responsibility for, nor can we provide any assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

We refer to Comcast Corporation in this prospectus as “Comcast;” Comcast and its consolidated subsidiaries, including NBCUniversal, as “we,” “us,” “our” or comparable terms, and to Comcast Holdings Corporation as “Comcast Holdings.” We refer to NBCUniversal Media, LLC as “NBCUniversal,” Comcast Cable Communications, LLC as “Comcast Cable,” and both of them collectively as the “Guarantors.”

THE COMPANIES

Comcast Corporation

We are a global media and technology company with two primary businesses, Comcast Cable and NBCUniversal. We present our operations for Comcast Cable in one reportable business segment, referred to as Cable Communications, and our operations for NBCUniversal in four reportable business segments.

•

Cable Communications: Consists of the operations of Comcast Cable, which is one of the nation’s largest providers of video, high-speed Internet and voice services to residential customers under the XFINITY brand, and we also provide these and other services to business customers and sell advertising.

•	Cable Networks: Consists primarily of our national cable networks, our regional sports and news networks, our international cable networks and our cable television studio production operations.

•

Broadcast Television: Consists primarily of the NBC and Telemundo broadcast networks, our 10 NBC and 17 Telemundo owned local broadcast television stations, and our broadcast television studio production operations.

•	Filmed Entertainment: Consists primarily of the operations of Universal Pictures, which produces, acquires, markets and distributes filmed entertainment worldwide.

•

Theme Parks: Consists primarily of our Universal theme parks in Orlando, Florida and Hollywood, California. In November 2015, NBCUniversal acquired a 51% interest in the Universal Studios theme park located in Osaka, Japan.

Our other business interests primarily include Comcast Spectacor, which owns the Philadelphia Flyers and the Wells Fargo Center arena in Philadelphia, Pennsylvania and operates arena management-related businesses.

For a description of our business, financial condition, results of operations and other important information regarding us, see our filings with the Securities and Exchange Commission (the “SEC” or the “Commission”) incorporated by reference in this prospectus. For instructions on how to find copies of these and our other filings incorporated by reference in this prospectus, see “Available Information” in this prospectus.

The Guarantors

Our obligations, including the payment of principal, premium, if any, and interest on the debt securities issued pursuant to this prospectus will be fully and unconditionally guaranteed by each of the Guarantors. In this prospectus, we refer to these guarantees as the “Guarantees.” We have numerous other subsidiaries, including Comcast Holdings, and its and the Guarantors’ respective subsidiaries, that will not be guarantors on the debt securities. If indicated in the relevant prospectus supplement, our obligations under the other securities we are offering and selling may be fully and unconditionally guaranteed by specified Guarantors.

The Guarantees will not contain any restrictions on the ability of any Guarantor to:

•	pay dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of that Guarantor’s capital stock; or

•	make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of that Guarantor.

NBCUniversal Media, LLC

NBCUniversal is one of the world’s leading media and entertainment companies that develops, produces and distributes entertainment, news and information, sports, and other content for global audiences, as well as owns and operates several theme parks worldwide.

Comcast Cable Communications, LLC

Comcast Cable, which was incorporated in 1981 as a Delaware corporation, became a Delaware limited liability company in 2003 and is an indirect wholly owned subsidiary of ours.

The principal executive offices of Comcast and Comcast Cable are located at One Comcast Center, Philadelphia, Pennsylvania 19103-2838, and our telephone number is (215) 286-1700.

The principal executive offices of NBCUniversal are located at 30 Rockefeller Plaza, New York, New York 10112-0015, and its telephone number is (212) 664-4444.

We maintain a website at http://www.comcastcorporation.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

In this prospectus and in the documents we incorporate by reference, we state our beliefs of future events and of our future financial performance. In some cases, you can identify these so-called “forward-looking statements” by words such as “may,” “will,” “should,” “expects,” “believes,” “estimates,” “potential,” or “continue,” or the negative of these words, and other comparable words. You should be aware that those statements are only our predictions. In evaluating those statements, you should specifically consider various factors, including the risks and uncertainties listed in “Item 1A—Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 incorporated herein by reference. Actual events or our actual results may differ materially from any of our forward-looking statements. We undertake no obligation to update any forward-looking statements.

Our businesses may be affected by, among other things, the following:

•	our businesses currently face a wide range of competition, and our businesses and results of operations could be adversely affected if we do not compete effectively;

•	changes in consumer behavior driven by alternative methods for viewing content may adversely affect our businesses and challenge existing business models;

•	a decline in advertisers’ expenditures or changes in advertising markets could negatively impact our businesses;

•	our businesses depend on keeping pace with technological developments;

•	we are subject to regulation by federal, state, local and foreign authorities, which may impose additional costs and restrictions on our businesses;

•	changes to existing statutes, rules, regulations, or interpretations thereof, or adoption of new ones, could have an adverse effect on our businesses;

•	programming expenses for our video services are increasing, which could adversely affect our Cable Communications segment’s video business;

•

NBCUniversal’s success depends on consumer acceptance of its content, and its businesses may be adversely affected if its content fails to achieve sufficient consumer acceptance or the costs to create or acquire content increase;

•	the loss of NBCUniversal’s programming distribution agreements, or the renewal of these agreements on less favorable terms, could adversely affect its businesses;

•

we rely on network and information systems and other technologies, as well as key properties, and a disruption, cyber attack, failure or destruction of such networks, systems, technologies or properties may disrupt our businesses;

•	we may be unable to obtain necessary hardware, software and operational support;

•	weak economic conditions may have a negative impact on our businesses;

•	our businesses depend on using and protecting certain intellectual property rights and on not infringing the intellectual property rights of others;

•	acquisitions and other strategic initiatives present many risks, and we may not realize the financial and strategic goals that we had contemplated;

•	labor disputes, whether involving employees or sports organizations, may disrupt our operations and adversely affect our businesses;

•	the loss of key management personnel or popular on-air and creative talent could have an adverse effect on our businesses;

•	we face risks relating to doing business internationally that could adversely affect our businesses; and

•

our Class B common stock has substantial voting rights and separate approval rights over several potentially material transactions, and our Chairman and CEO has considerable influence over our company through his beneficial ownership of our Class B common stock.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for working capital and general corporate purposes. We may also invest the proceeds in certificates of deposit, U.S. government securities or certain other interest-bearing securities. If we decide to use the net proceeds from a particular offering of securities for a specific purpose, we will describe that in the related prospectus supplement.

DIVIDEND POLICY

We intend to pay quarterly dividends at an annualized rate currently of $1.10 per share, although each dividend is subject to approval by our Board of Directors. Our Board of Directors retains the right to change our dividend policy at any time.

RATIOS OF EARNINGS TO FIXED CHARGES AND OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

Our ratio of earnings to fixed charges and our ratio of earnings to combined fixed charges and preferred dividends were as follows for the respective periods indicated:

For the Six Months Ended June 30, 2016	For the Years Ended December 31,
	2015	2014	2013	2012	2011
5.20x	5.48x	5.22x	4.85x	4.82x	4.04x

We have no issued or outstanding Comcast preferred stock and, as a result, the ratio of earnings to fixed charges is the same as the ratio of earnings to combined fixed charges and preferred dividends. For purposes of calculating the ratios, earnings is the amount resulting from (1) adding (a) pretax income from continuing operations before adjustment for noncontrolling interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, (d) distributed income of equity investees and (e) our share of pretax losses of equity investees for which charges arising from guarantees are included in fixed charges and (2) subtracting (i) interest capitalized, (ii) preference security dividend requirements of consolidated subsidiaries and (iii) the noncontrolling interest in pretax income of subsidiaries that have not incurred fixed charges. Fixed charges is the sum of (w) interest expensed and capitalized, (x) amortized premiums, discounts and capitalized expenses related to indebtedness, (y) an estimate of the interest within rental expense and (z) preference security dividend requirements of our consolidated subsidiaries. Preference security dividend requirements are the amount of pretax earnings required to pay the dividends on outstanding preference securities. Interest associated with our uncertain tax positions is a component of income tax expense.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

Our debt securities, consisting of notes, debentures or other evidences of indebtedness, may be issued from time to time in one or more series under a senior indenture dated September 18, 2013, entered into among us, the guarantors named therein and The Bank of New York Mellon, as trustee, as amended by the first supplemental indenture dated as of November 17, 2015, entered into among us, the guarantors named therein and The Bank of New York Mellon, as trustee.

The senior indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Because the following is only a summary of the indenture and the debt securities, it does not contain all information that you may find useful. For further information about the indenture and the debt securities, you should read the indenture. As used in this section of the prospectus and under the caption “Description of Capital Stock,” the terms “we,” “us” and “our” refer solely to Comcast Corporation and such references do not include any subsidiaries of Comcast Corporation, including the Guarantors.

General

The senior debt securities will constitute our unsecured and unsubordinated obligations. The debt securities will be fully and unconditionally guaranteed by the Guarantors, as described below. The debt securities will not be guaranteed by any of our other subsidiaries, including the Guarantors’ respective subsidiaries.

We are a holding company and conduct all of our operations through subsidiaries. Consequently, our ability to pay our obligations, including our obligation to pay interest on the debt securities, to repay the principal amount of the debt securities at maturity or upon redemption or to buy back the debt securities will depend upon our subsidiaries’ earnings and their distribution of those earnings to us and upon our subsidiaries repaying investments and advances we have made to them. Our subsidiaries are separate and distinct legal entities and, except for the Guarantors with respect to the Guarantees, have no obligation, contingent or otherwise, to pay any amounts due on the debt securities or to make funds available to us to do so. Our subsidiaries’ ability to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions. Our indentures will not limit our subsidiaries’ ability to enter into other agreements that prohibit or restrict dividends or other payments or advances to us.

You should look in the applicable prospectus supplement for the following terms of the debt securities being offered:

•	the designation of the debt securities;

•	the aggregate principal amount of the debt securities;

•	the percentage of their principal amount (i.e., price) at which the debt securities will be issued;

•	the date or dates on which the debt securities will mature and the right, if any, to extend such date or dates;

•	the rate or rates, if any, per year, at which the debt securities will bear interest, or the method of determining such rate or rates;

•

the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any interest payment dates;

•	the right, if any, to extend the interest payment periods and the duration of that extension;

•

the currency, currencies or currency units for which you may purchase the debt securities and the currency, currencies or currency units in which principal and interest, if any, on the debt securities may be payable;

•	provisions for a sinking fund purchase or other analogous fund, if any;

•

the period or periods, if any, within which, the price or prices of which, and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option or at your option;

•	the form of the debt securities;

•	any provisions for payment of additional amounts for taxes and any provision for redemption, if we must pay such additional amounts in respect of any debt security;

•

the terms and conditions, if any, upon which we may have to repay the debt securities early at your option and the price or prices in the currency or currency unit in which the debt securities are payable;

•	the terms and conditions, if any, pursuant to which the debt securities may be converted or exchanged for the cash value of other securities issued by us or by a third party;

•	the right, if any, to “reopen” a series of the debt securities and issue additional debt securities of such series; and

•

any other terms of the debt securities, including any additional events of default or covenants provided for with respect to the debt securities, and any terms which may be required by or advisable under applicable laws or regulations.

You may present debt securities for exchange and for transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. We will provide you those services without charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the indenture.

Debt securities will bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount. Special U.S. federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for U.S. federal income tax purposes will be described in the relevant prospectus supplement.

We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. You may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the applicable prospectus supplement.

Certain Definitions

As used in this section, the following terms have the meanings set forth below.

“Aggregate Debt” means, with respect to an Obligor, the sum of the following as of the date of determination:

(a) the aggregate principal amount of such Obligor’s Indebtedness incurred after the date of initial issuance of the senior debt securities and secured by Liens not permitted by the first sentence under “—Limitation on Liens Securing Indebtedness”; and

(b) such Obligor’s Attributable Liens in respect of sale and lease-back transactions entered into after the date of the initial issuance of the senior debt securities pursuant to the second paragraph of “—Limitation on Sale and Lease-Back Transactions.”

“Attributable Liens” means in connection with a sale and lease-back transaction of an Obligor the lesser of:

(a) the fair market value of the assets subject to such transaction (as determined in good faith by our board of directors (in our case) or the equivalent governing body of any Guarantor); and

(b) the present value (discounted at a rate per annum equal to the average interest borne by all outstanding debt securities issued under the senior indenture (which may include debt securities in addition to the senior debt security) determined on a weighted average basis and compounded semi-annually) of the obligations of the lessee for rental payments during the term of the related lease.

“Capital Lease” means any Indebtedness represented by a lease obligation of a Person incurred with respect to real property or equipment acquired by such Person or leased and used in its business that would be required to be recorded as a capital lease in accordance with GAAP as in effect as of the date of the senior indenture, whether entered into before or after the date of the senior indenture.

“Consolidated Net Worth” of any Person means, as of any date of determination, stockholders’ equity or members’ capital of such Person as reflected on the most recent consolidated balance sheet of such Person and prepared in accordance with GAAP.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect in the United States as of (i) the date of the senior indenture, for purposes of the definition of “Capital Lease” and (ii) the date of determination, for all other purposes under the senior indenture.

“Governmental Obligations” means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America that, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended) as custodian with respect to any such Governmental Obligation or a specific payment of principal of or interest on any such Governmental Obligation held by such custodian for the account of the holder of such depositary receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Governmental Obligation or the specific payment of principal of or interest on the Governmental Obligation evidenced by such depositary receipt.

“Indebtedness” of any specified Person means, without duplication, any indebtedness in respect of borrowed money or that is evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements with respect thereto) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to Capital Leases), except any such balance that constitutes an accrued expense, trade payable or other payable in the ordinary course, if and to the extent any of the foregoing indebtedness would appear as a liability upon an unconsolidated balance sheet of such Person (but does not include contingent liabilities which appear only in a footnote to a balance sheet).

“Lien” means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Obligor” means us and the Guarantors.

“Permitted Liens” means, with respect to an Obligor:

(a) Liens on any of such Obligor’s assets, created solely to secure obligations incurred to finance the refurbishment, improvement or construction of such asset, which obligations are incurred no later than 24 months after completion of such refurbishment, improvement or construction, and all renewals, extensions, refinancings, replacements or refundings of such obligations;

(b)(i) Liens given to secure the payment of the purchase price incurred in connection with the acquisition (including acquisition through merger or consolidation) of Property (including shares of stock), including Capital Lease transactions in connection with any such acquisition, provided that with respect to this clause (i) the Liens shall be given within 24 months after such acquisition and shall attach solely to the Property acquired or purchased and any improvements then or thereafter placed thereon, (ii) Liens existing on Property at the time of acquisition thereof or at the time of acquisition by such Obligor of any Person then owning such Property whether or not such existing Liens were given to secure the payment of the purchase price of the Property to which they attach, and (iii) all renewals, extensions, refinancings, replacements or refundings of such obligations under this clause (b);

(c) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(d) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on such Obligor’s books in conformity with GAAP;

(e) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other Property relating to such letters of credit and the products and proceeds thereof;

(f) Liens encumbering customary initial deposits and margin deposits and other Liens in the ordinary course of business, in each case securing hedging obligations and forward contracts, options, futures contracts, futures options, equity hedges or similar agreements or arrangements designed to protect such Obligor from fluctuations in interest rates, currencies, equities or the price of commodities;

(g) Liens in favor of us or any Guarantor;

(h) inchoate Liens incident to construction or maintenance of real property, or Liens incident to construction or maintenance of real property, now or hereafter filed of record for sums not yet delinquent or being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefor;

(i) statutory Liens arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefor;

(j) Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(k) Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which such Obligor is a party as lessee, provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 16 2/3% of the annual fixed rentals payable under such lease;

(l) Liens consisting of deposits of Property to secure such Obligor’s statutory obligations in the ordinary course of our business;

(m) Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which such Obligor is a party in the ordinary course of its business, but not in excess of $25,000,000;

(n) Liens on “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System);

(o) Liens permitted under sale and lease-back transactions, and any renewals or extensions thereof, so long as the Indebtedness secured thereby does not exceed $300,000,000 in the aggregate;

(p) Liens arising in connection with asset securitization transactions, so long as the aggregate outstanding principal amount of the obligations of all Obligors secured thereby does not exceed $300,000,000 at any one time;

(q) Liens securing any account or trade receivable factoring, securitization, sale or financing facility, the obligations of which are non-recourse (except with respect to customary representations, warranties, covenants and indemnities made in connection with such facility) to the applicable Obligor;

(r) Liens (i) of a collection bank on the items in the course of collection, (ii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are customary in the banking industry and (iii) attaching to other prepayments, deposits or earnest money in the ordinary course of business; and

(s) Take-or-pay obligations arising in the ordinary course of business.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, or any other entity, including any government or any agency or political subdivision thereof.

“Property” means with respect to any Person any property or asset, whether real, personal or mixed, or tangible or intangible, including shares of capital stock.

“Subsidiary” of any specified Person means any corporation, limited liability company, limited partnership, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof.

Certain Terms of the Senior Debt Securities

Guarantees

Our obligations under the senior debt securities, including the payment of principal, premium, if any, and interest, will be fully and unconditionally guaranteed by each of the Guarantors. The Guarantees will rank equally with all other general unsecured and unsubordinated obligations of the Guarantors.

The Guarantees will not contain any restrictions on the ability of any Guarantor to:

•	pay dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of that Guarantor’s capital stock, or

•	make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of that Guarantor.

Certain Covenants

We and the Guarantors have agreed to some restrictions on our activities for the benefit of holders of all series of senior debt securities issued under the senior indenture. The restrictive covenants summarized below will apply, unless the covenants are waived or amended, so long as any of the senior debt securities are outstanding.

The senior indenture does not contain any financial covenants other than those summarized below and does not restrict us or our subsidiaries from paying dividends or incurring additional debt. In addition, the senior indenture will not protect holders of notes issued under it in the event of a highly leveraged transaction or a change in control.

Limitation on Liens Securing Indebtedness. With respect to the senior debt securities of each series, each Obligor will covenant under the senior indenture not to create or incur any Lien on any of its Properties, whether owned at the time the senior indenture is executed or acquired afterward, in order to secure any of its Indebtedness, without effectively providing that the senior debt securities of such series shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except:

•	Liens existing as of the date of initial issuance of the senior debt securities of such series;

•	Liens granted after the date of initial issuance of the senior debt securities of such series, created in favor of the registered holders of the senior debt securities of such series;

•

Liens securing such Obligor’s Indebtedness which are incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred under the lien restriction covenant of the senior indenture, so long as such Liens are limited to all or part of substantially the same Property which secured the Liens extended, renewed or replaced and the amount of Indebtedness secured is not increased (other than by the amount equal to any costs and expenses (including any premiums, fees or penalties) incurred in connection with any extension, renewal or refinancing); and

•	Permitted Liens.

Notwithstanding the restrictions above, any Obligor may, without securing the senior debt securities of any series, create or incur Liens which would otherwise be subject to the restrictions set forth above, if after giving effect to those Liens, the Obligor’s Aggregate Debt together with the Aggregate Debt of each other Obligor does not exceed the greater of (i) 15% of Comcast’s Consolidated Net Worth calculated as of the date of the creation or incurrence of the Lien and (ii) 15% of Comcast’s Consolidated Net Worth calculated as of the date of initial issuance of the senior debt securities of such series; provided that Liens created or incurred pursuant to the terms described in this paragraph may be extended, renewed or replaced so long as the amount of Indebtedness secured by such Liens is not increased (other than by the amount equal to any costs and expenses (including any premiums, fees or penalties) incurred in connection therewith) and such refinancing Indebtedness, if then outstanding, is included in subsequent calculations of Aggregate Debt of such Obligor.

Limitation on Sale and Lease-Back Transactions. With respect to the senior debt securities of each series, each Obligor will covenant under the senior indenture not to enter into any sale and lease-back transaction for the sale and leasing back of any Property, whether owned at the time the senior indenture is executed or acquired afterward, unless:

•	such transaction was entered into prior to the date of the initial issuance of the senior debt securities of such series;

•	such transaction was for the sale and leasing back to such Obligor of any Property by one of its Subsidiaries;

•	such transaction involves a lease for less than three years;

•

such Obligor would be entitled to incur Indebtedness secured by a mortgage on the Property to be leased in an amount equal to the Attributable Liens with respect to such sale and lease-back transaction without equally and ratably securing the senior debt securities of such series pursuant to the first paragraph of “—Limitation on Liens Securing Indebtedness” above; or

•

such Obligor applies an amount equal to the fair value of the Property sold to the purchase of Property or to the retirement of its long-term Indebtedness within 365 days of the effective date of any such sale and lease-back transaction. In lieu of applying such amount to such retirement, such Obligor may deliver senior debt securities to the trustee therefor for cancellation, such senior debt securities to be credited at the cost thereof to the Obligor.

Notwithstanding the previous paragraph (including the bulleted list), any Obligor may enter into any sale and lease-back transaction which would otherwise be subject to the foregoing restrictions with respect to the senior debt securities of any series if after giving effect thereto and at the time of determination, its Aggregate Debt together with the Aggregate Debt of all other Obligors does not exceed the greater of (i) 15% of Comcast’s Consolidated Net Worth calculated as of the closing date of the sale and lease-back transaction and (ii) 15% of Comcast’s Consolidated Net Worth calculated as of the date of initial issuance of the senior debt securities of such series.

Consolidation, Merger and Sale of Assets. We will not consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of our assets to any Person or Persons (other than a transfer or other disposition of assets to any of our wholly owned Subsidiaries), in a single transaction or through a series of transactions, unless:

•

we shall be the continuing Person or, if we are not the continuing Person, the resulting, surviving or transferee Person (the “surviving entity”) is a company or limited liability company organized (or formed in the case of a limited liability company) and existing under the laws of the United States or any State or territory thereof or the District of Columbia;

•

the surviving entity will expressly assume all of our obligations under the senior debt securities and the indenture and will execute a supplemental indenture, in a form satisfactory to the trustee, which will be delivered to the trustee;

•	immediately after giving effect to such transaction or series of transactions on a pro forma basis, no default has occurred and is continuing; and

•

we or the surviving entity will have delivered to the trustee an officer’s certificate and opinion of counsel stating that the transaction or series of transactions and a supplemental indenture, if any, complies with this covenant and that all conditions precedent in the indenture relating to the transaction or series of transactions have been satisfied.

The restrictions in the third bullet above shall not be applicable to:

•

the merger or consolidation of us with an affiliate if our board of directors, determines in good faith that the purpose of such transaction is principally to change our state of incorporation or convert our form of organization to another form; or

•

the merger of us with or into a single direct or indirect wholly owned subsidiary pursuant to Section 1924(b)(4) (or any successor provision) of the Business Corporation Law of the State of Pennsylvania or Section 251(g) (or any successor provision) of the General Corporation Law of the State of Delaware (or similar provision of our state of incorporation).

If any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of our assets occurs in accordance with the indenture, the successor person will succeed to, and be substituted for, and may exercise every right and power of ours under the indenture with the same effect as if such successor person had been named in our place in the indenture. We will (except in the case of a lease) be discharged from all obligations and covenants under the indenture and any debt securities issued thereunder (including the senior debt securities).

Existence. Except as permitted under “—Consolidation, Merger and Sale of Assets,” the indenture requires us to do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights and franchises; provided, however, that we shall not be required to preserve any right or franchise if we determine that its preservation is no longer desirable in the conduct of business.

Information. We will furnish to the trustee any document or report we are required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act within 15 days after such document or report is filed with the SEC; provided that in each case the delivery of materials to the Trustee by electronic means or filing documents pursuant to the SEC’s “EDGAR” system (or any successor electronic filing system) shall be deemed to constitute “filing” with the trustee for purposes of this covenant. Delivery of the reports, information and documents required by this section to be delivered to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein.

Events of Default

Each of the following will constitute an event of default in the senior indenture with respect to the senior debt securities of any series:

(a) default in paying interest on the senior debt securities of such series when it becomes due and the default continues for a period of 30 days or more;

(b) default in paying principal on the senior debt securities of such series when due;

(c) default by any Obligor in the performance, or breach, of any covenant in the senior indenture (other than defaults specified in clause (a) or (b) above) and the default or breach continues for a period of 90 days or more after we receive written notice from the trustee or we and the trustee receive notice from the holders of at least 25% in aggregate principal amount of the senior debt securities of all affected series and the debt securities of all other affected series outstanding under the senior indenture (voting together as a single class);

(d) certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to us or any Obligor have occurred; or

(e) any Guarantee shall not be (or shall be claimed by the relevant Guarantor not to be) in full force and effect.

If an event of default (other than an event of default specified in clause (d) above) under the senior indenture occurs and is continuing, then the trustee may and, at the direction of the holders of at least 25% in aggregate principal amount of the senior debt securities of all affected series and the debt securities of all other affected series outstanding under the senior indenture (voting together as a single class), will by written notice, require us to repay immediately the entire principal amount of the outstanding debt securities of each affected series, together with all accrued and unpaid interest.

If an event of default under the senior indenture specified in clause (d) occurs and is continuing, then the entire principal amount of the outstanding senior debt securities will automatically become due immediately and payable without any declaration or other act on the part of the trustee or any holder.

After a declaration of acceleration or any automatic acceleration under clause (d) described above, the holders of a majority in principal amount of the outstanding senior debt securities of any series (each such series voting as a separate class) may rescind this accelerated payment requirement with respect to the senior debt securities of such series if all existing events of default with respect to the senior debt securities of such series, except for nonpayment of the principal and interest on the senior debt securities of such series that have become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree and if all sums paid or advanced by the trustee under the senior indenture and the reasonable compensation, expenses, disbursements and advances of the trustee and its agents and counsel have been paid.

The holders of a majority in principal amount of the senior debt securities of all affected series and the debt securities of all other affected series outstanding under the senior indenture (voting together as a single class) may, by written notice to us and the trustee, also waive past defaults, except a default in paying principal or interest on any outstanding senior debt security of such series, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all affected holders of the senior debt securities of such series.

The holders of at least 25% in aggregate principal amount of the senior debt securities of all affected series and the debt securities of all other affected series outstanding under the senior indenture (voting together as a single class) may seek to institute a proceeding only after they have made written request, and offered indemnity reasonably satisfactory to the trustee, to the trustee to institute a proceeding and the trustee has failed to do so within 60 days after it received this request and offer of indemnity. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request by holders of a majority in principal amount of the senior debt securities of all affected series and the debt securities of all other affected series then outstanding. These limitations do not apply, however, to a suit instituted by a holder of the senior debt securities of any affected series for the enforcement of the payment of principal or interest on or after the due dates for such payment.

During the existence of an event of default of which a responsible officer of the trustee has actual knowledge or has received written notice from us or any holder of the senior debt securities, the trustee is required to exercise the rights and powers vested in it under the senior indenture, and use the same degree of care and skill in its exercise, as a prudent person would under the circumstances in the conduct of that person’s own affairs. If an event of default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee security or indemnity reasonably satisfactory to the trustee. Subject to certain provisions, the holders of a majority in aggregate principal amount of the senior debt securities of all affected series and the debt securities of all other affected series outstanding under the senior indenture (voting together as a single class) have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the trustee.

The trustee will, within 90 days after any default occurs with respect to the senior debt securities of any series, give notice of the default to the holders of the senior debt securities of such series, unless the default was already cured or waived. Unless there is a default in paying principal or interest when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders.

We are required to furnish to the trustee an annual statement as to compliance with all conditions and covenants under the senior indenture within 120 days of the end of each fiscal year.

Discharge and Defeasance

We may terminate our obligations and the obligations of the Guarantors under the indenture with respect to the senior debt securities of any series and the Guarantees of such series of senior debt securities, when:

•	either:

•	all the senior debt securities of such series that have been authenticated and delivered have been canceled or delivered to the trustee for cancellation; or

•	all the senior debt securities of such series issued that have not been canceled or delivered to the trustee for cancellation have become due and payable, are by their terms to become due and payable at final maturity within one year, or are to be called for redemption within one year, under irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in our name, and at our expense, and we have irrevocably deposited or caused to be deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on the senior debt securities of such series to pay principal and interest;

•	we have paid or caused to be paid all other sums then due and payable under the indenture with respect to the senior debt securities of such series; and

•

we have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture with respect to the senior debt securities of such series have been complied with.

We may elect to have our obligations under the indenture discharged with respect to the senior debt securities of any series and the obligations of the Guarantors discharged with respect to the Guarantees of such senior debt securities (“legal defeasance”). Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the senior debt securities of a series, except for:

•	the rights of holders of the senior debt securities of such series to receive principal or interest when due;

•

our obligations with respect to the senior debt securities of such series concerning issuing temporary senior debt securities, registration of transfer and exchange of senior debt securities, substitution of mutilated, defaced, destroyed, lost or stolen senior debt securities and the maintenance of an office or agency for payment of the senior debt securities of such series;

•	the rights, powers, trusts, duties and immunities of the trustee and the provisions relating to the resignation and removal of the trustee and the appointment of a successor trustee; and

•	the defeasance provisions of the indenture.

In addition, we may elect to have our and the Guarantors’ obligations released with respect to certain covenants in the indenture (“covenant defeasance”). In the event covenant defeasance occurs, certain events, not including nonpayment, bankruptcy and insolvency events, described under “—Events of Default” will no longer constitute an event of default for that series.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding senior debt securities and Guarantees of any series:

•

we must irrevocably have deposited or caused to be deposited with the trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the senior debt securities of such series:

•	cash;

•	U.S. Government Obligations (measured with respect to the scheduled payments of principal and interest thereon); or

•	a combination of cash and U.S. Government Obligations;

in each case sufficient without reinvestment, in the written opinion of a nationally recognized firm of independent public accountants, to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal and interest due on or prior to maturity or if we have made irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense, due on or prior to the redemption date;

•

in the case of legal defeasance, we have delivered to the trustee an opinion of counsel stating that, as a result of an Internal Revenue Service (“IRS”) ruling or a change in applicable federal income tax law, the beneficial owners of the senior debt securities of such series will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same federal income tax as would be the case if the deposit, defeasance and discharge did not occur;

•

in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the beneficial owners of the senior debt securities of such series will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same federal income tax as would be the case if the deposit and covenant defeasance did not occur;

•

no default with respect to the outstanding senior debt securities of such series has occurred and is continuing at the time of such deposit after giving effect to the deposit or, in the case of legal defeasance, no default relating to bankruptcy or insolvency has occurred and is continuing at any time on or before the 91st day after the date of such deposit (other than an event of default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings), it being understood that this condition is not deemed satisfied until after the 91st day;

•

the legal defeasance or covenant defeasance will not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act, assuming all senior debt securities of such series were in default within the meaning of such act;

•

the legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under the indenture (other than an event of default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings), the Guarantors or any other material agreement or instrument to which we are a party;

•

the legal defeasance or covenant defeasance will not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless the trust is registered under such act or exempt from registration; and

•

we have delivered to the trustee an officer’s certificate and an opinion of counsel, in each case stating that all conditions precedent with respect to the legal defeasance or covenant defeasance have been complied with.

Modification and Waiver

We, the Guarantors and the trustee may amend or modify the senior indenture or the senior debt securities of any series without notice to or the consent of any holder in order to:

•	cure any ambiguities, omissions, defects or inconsistencies in the senior indenture in a manner that does not adversely affect the interests of the holders in any material respect;

•	make any change that would provide any additional rights or benefits to the holders of the senior debt securities;

•	provide for or add guarantors with respect to the senior debt securities;

•	secure the senior debt securities of any series;

•	establish the form or terms of senior debt securities of any series;

•	provide for uncertificated senior debt securities in addition to or in place of certificated senior debt securities;

•	evidence and provide for the acceptance of appointment by a successor trustee;

•	provide for the assumption by our successor, if any, to our or their obligations to holders of any outstanding senior debt securities in compliance with the applicable provisions of the indenture;

•	qualify the indenture under the Trust Indenture Act;

•	conform any provision in the indenture to this “Description of Debt Securities and Guarantees”; or

•	make any change that does not adversely affect the rights of any holder in any material respect.

Other amendments and modifications of the senior indenture or the senior debt securities of any series may be made with the consent of the holders of not less than a majority in aggregate principal amount of the senior debt securities of all series and the debt securities of all other series outstanding under the indenture that are affected by the amendment or modification (voting together as a single class), and our compliance with any provision of the indenture with respect to the debt securities of any series issued under the indenture (including the senior debt securities) may be waived by written notice to us and the trustee by the holders of a majority in aggregate principal amount of the debt securities of all series outstanding under the indenture that are affected by the waiver (voting together as a single class). However, no modification or amendment may, without the consent of the holder of such affected senior debt security:

•	reduce the principal amount, or extend the fixed maturity, of the senior debt securities of such series or alter or waive the redemption provisions of the senior debt securities of such series;

•

impair the right of any holder of the senior debt securities of such series to receive payment of principal or interest on the senior debt securities of such series on and after the due dates for such principal or interest;

•	change the currency in which principal, any premium or interest is paid;

•	reduce the percentage in principal amount outstanding of senior debt securities of such series which must consent to an amendment, supplement or waiver or consent to take any action;

•	impair the right to institute suit for the enforcement of any payment on the senior debt securities of such series;

•	waive a payment default with respect to the senior debt securities of such series;

•	reduce the interest rate or extend the time for payment of interest on the senior debt securities of such series; or

•	adversely affect the ranking of the senior debt securities of such series.

An amendment, supplemental indenture or waiver which changes, eliminates or waives any covenant or other provision of the indenture which has expressly been included solely for the benefit of one or more particular series of debt securities, or which modifies the rights of the holders of debt securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the indenture of the holders of debt securities of any other series.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

The senior indenture provides that no recourse shall be had under or upon any obligation, covenant or agreement contained in the senior indenture, the Guarantees or in any senior debt security, or because of any indebtedness evidenced thereby, shall be had against any incorporator, as such, or against any past, present or future stockholder, employee, officer or director, as such, of us, any Guarantor, or of any of their respective successors, either directly or through us, any Guarantor, or of any of their respective successors, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of the senior debt securities by the holders thereof and as part of the consideration for the issue of the senior debt securities.

Concerning the Trustee

Except during the continuance of an event of default, the trustee need perform only those duties that are specifically set forth in the senior indenture and no others, and no implied covenants or obligations will be read into the senior indenture against the trustee. In case an event of default of which a certain officers of the trustee shall have actual knowledge or shall have received written notice from us or any holder of our senior debt securities of any series has occurred and is continuing, the trustee shall exercise those rights and powers vested in it by the senior indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

Governing Law

The senior indenture, including any Guarantee, and each senior debt security is governed by and construed in accordance with the laws of the State of New York.

The Trustee

We may have normal banking relationships with the trustee under the senior indenture in the ordinary course of business.

Gerald L. Hassell, one of our directors, is the Chairman and Chief Executive Officer and a director of the trustee.

Convertible Debt Securities

The terms, if any, on which debt securities being offered may be exchanged for or converted into other debt securities or shares of preferred stock, Class A common stock or other securities or rights of ours (including rights to receive payments in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or securities of other issuers or any combination of the foregoing will be set forth in the prospectus supplement for such debt securities being offered.

GLOBAL SECURITIES

We may issue the debt securities, warrants, purchase contracts and units of any series in the form of one or more fully registered global securities that will be deposited with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to such series and registered in the name of the depositary or its nominee. In that case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of outstanding registered securities of the series to be represented by such global securities. Unless and until the depositary exchanges a global security in whole for securities in definitive registered form, the global security may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any of its nominees to a successor of the depositary or a nominee of such successor.

The specific terms of the depositary arrangement with respect to any portion of a series of securities to be represented by a global security will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary for such global security known as “participants” or persons that may hold interests through such participants. Upon the issuance of a global security, the depositary for such global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities represented by such global security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such securities. Ownership of beneficial interests in such global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for such global security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in global securities.

So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable indenture, warrant agreement, purchase contract or unit agreement. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of such securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture, warrant agreement, purchase contract or unit agreement. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for such global security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, purchase contract or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, warrant agreement, purchase contract or unit agreement, the depositary for such global security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, purchase contracts or units represented by a global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such global security. None of us, the trustees, the warrant agents, the unit agents or any of our other agents, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for any securities represented by a global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or commodities to holders in respect of such global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in such global security as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

If the depositary for any securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and we do not appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days, we will issue such securities in definitive form in exchange for such global security. In addition, we may at any time and in our sole discretion determine not to have any of the securities of a series represented by one or more global securities and, in such event, will issue securities of such series in definitive form in exchange for all of the global security or securities representing such securities. Any securities issued in definitive form in exchange for a global security will be registered in such name or names as the depositary shall instruct the relevant trustee, warrant agent or other relevant agent of ours. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in such global security.

DESCRIPTION OF CAPITAL STOCK

In this section, references to the “Company,” “we,” “us” and “our” refer only to Comcast Corporation and not any of its subsidiaries. The statements made under this caption include summaries of certain provisions contained in our articles of incorporation and by-laws. These statements do not purport to be complete and are qualified in their entirety by reference to such articles of incorporation and by-laws.

We have two classes of common stock outstanding: Class A common stock, $0.01 par value per share, and Class B common stock, $0.01 par value per share. There are currently authorized 7.5 billion shares of Class A common stock, 75 million shares of Class B common stock and 20 million shares of preferred stock. Our Board of Directors may issue preferred stock, in one or more series, without par value, with full, limited, multiple, fractional, or no voting rights, and with such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special rights as our Board of Directors shall determine.

Dividends

Subject to the preferential rights of any preferred stock then outstanding, holders of our Class A common stock and Class B common stock are entitled to receive, from time to time, when, as and if declared, in the discretion of our Board, such cash dividends as our Board may from time to time determine, out of such funds as are legally available therefor, in proportion to the number of shares held by them, respectively, without regard to class.

Holders of our Class A common stock and Class B common stock will also be entitled to receive, from time to time, when, as and if declared by our Board, such dividends of our stock or other property as our Board may determine, out of such funds as are legally available therefor. However, stock dividends on, or stock splits of, any class of common stock will not be paid or issued unless paid or issued on all classes of our common stock, in which case they will be paid or issued only in shares of that class; provided, however, that stock dividends on, or stock splits of, our Class B common stock may also be paid or issued in shares of our Class A common stock.

We intend to pay quarterly dividends at an annualized rate currently of $1.10 per share, although each dividend is subject to approval by our Board of Directors. See “Dividend Policy” above.

Voting Rights

As a general matter, on all matters submitted for a vote to holders of all classes of our voting stock, holders of our Class A common stock in the aggregate hold 66 2/3% of the aggregate voting power of our capital stock, and holders of our Class B common stock in the aggregate hold a non-dilutable 33 1/3% of the combined voting power of our capital stock. This nondilutable voting power is subject to proportional decrease to the extent the number of shares of Class B common stock is reduced below 9,444,375, subject to adjustment in specified situations. Stock dividends payable on the Class B common stock in the form of Class B common stock do not decrease the nondilutable voting power of the Class B common stock.

Approval Rights

Except as required by law, holders of Class A common stock have no specific approval rights over any corporate actions. Holders of our Class B common stock have an approval right over (1) any merger of us with another company or any other transaction, in each case that requires our shareholders’ approval under applicable law, or any other transaction that would result in any person or group owning shares representing in excess of 10% of the aggregate voting power of the resulting or surviving corporation, or any issuance of securities (other than pursuant to director or officer stock option or purchase plans) requiring our shareholders’ approval under the rules and regulations of any stock exchange or quotation system; (2) any issuance of our Class B common stock or any securities exercisable or exchangeable for or convertible into our Class B common stock; and (3) charter or by-law amendments (such as a charter amendment to opt in to any of the Pennsylvania antitakeover statutes) and other actions (such as the adoption, amendment or redemption of a shareholder rights plan) that limit the rights of holders of our Class B common stock or any subsequent transferee of our Class B common stock to transfer, vote or otherwise exercise rights with respect to our capital stock.

Principal Shareholder

Brian L. Roberts, our Chairman, Chief Executive Officer and President, beneficially owns all outstanding shares of our Class B common stock, which has a nondilutable 33 1/3% of the combined voting power of our stock and which also has separate approval rights over certain material transactions, as described above under “—Approval Rights.” Accordingly, Mr. Roberts has considerable influence over our operations and has the ability to transfer potential effective control by selling the Class B common stock. The Class B common stock is convertible on a share-for-share basis into Class A common stock. As of June 30, 2016, if Mr. Roberts were to convert the Class B common stock he beneficially owns into Class A common stock, Mr. Roberts would beneficially own 23,153,804 shares of Class A common stock, which is approximately 1% of the Class A common stock that would be outstanding after the conversion.

Conversion of Class B Common Stock

The Class B common stock is convertible share for share into Class A common stock.

Preference on Liquidation

In the event of our liquidation, dissolution or winding up, either voluntary or involuntary, the holders of Class A common stock and Class B common stock are entitled to receive, subject to any liquidation preference of any preferred stock then outstanding, our remaining assets, if any, in proportion to the number of shares held by them without regard to class.

Mergers, Consolidations, Etc.

Our charter provides that if in a transaction such as a merger, consolidation, share exchange or recapitalization, holders of each class of our common stock outstanding do not receive the same consideration for each of their shares of our common stock (i.e., the same amount of cash or the same number of shares of each class of stock issued in the transaction in proportion to the number of shares of our common stock held by them, respectively, without regard to class), holders of each such class of our common stock will receive “mirror” securities (i.e., shares of a class of stock having substantially equivalent rights as the applicable class of our common stock).

Miscellaneous

The holders of Class A common stock and Class B common stock do not have any preemptive rights. All shares of Class A common stock and Class B common stock presently outstanding are, and all shares of the Class A common stock offered hereby, or issuable upon conversion, exchange or exercise of securities offered hereby, will, when issued, be, fully paid and nonassessable. We have been advised that the Class A common stock is exempt from existing Pennsylvania personal property tax.

The transfer agent and registrar for our Class A common stock is Wells Fargo Shareowner Services, P.O. Box 64874, St. Paul, Minnesota 55164-0874. Its telephone number is (888) 883-8903.

PLAN OF DISTRIBUTION

We or selling security holders may sell the securities being offered hereby in four ways:

•	directly to purchasers, customers or suppliers;

•	through agents;

•	through underwriters; and

•	through dealers.

If any securities are sold pursuant to this prospectus by any person other than us, we will disclose in a prospectus supplement required information with respect to each security holder, which may include its name, the nature of any relationship it has had with us or any of our affiliates during the three years preceding such offering and the amount of securities of the class it owns both before and after the offering.

We or any selling security holder may directly solicit offers to purchase securities, or we or any selling security holder may designate agents to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act of 1933, as amended, (hereinafter, the “Securities Act”) and describe any commissions we or any selling security holder must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

If any underwriters are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering their names and the terms of any agreement with them.

If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we and any selling security holders will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us or any selling security holder to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Any underwriter, agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

LEGAL MATTERS

As to matters governed by Pennsylvania law, Arthur R. Block, Esquire, Executive Vice President, General Counsel and Secretary of Comcast, and as to matters governed by New York and Delaware law, Davis Polk & Wardwell LLP, will pass upon the validity of the securities on our behalf and on behalf of the Guarantors, although we may use other counsel, including our employees, to do so. Unless otherwise indicated in the accompanying prospectus supplement, Cahill Gordon & Reindel LLP will represent the underwriters.

EXPERTS

The consolidated financial statements and the related consolidated financial statement schedule of Comcast Corporation and subsidiaries, incorporated in this Prospectus by reference from Comcast Corporation’s Annual Report on Form 10-K, and the effectiveness of Comcast Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and the related consolidated financial statement schedule of NBCUniversal Media, LLC and its subsidiaries, incorporated in this Prospectus by reference from NBCUniversal Media, LLC’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed this prospectus as part of a combined registration statement on Form S-3 with the SEC. The registration statement contains exhibits and other information that are not contained in this prospectus. Our descriptions in this prospectus of the provisions of documents filed as exhibits to the registration statement or otherwise filed with the SEC are only summaries of the documents’ material terms. If you want a complete description of the content of the documents, you should obtain the documents by following the procedures described below.

Comcast and NBCUniversal file combined annual and quarterly reports and combined or separate special reports and other information with the SEC. Comcast Cable does not currently file information with the SEC. Although Comcast Cable would normally be required to file information with the SEC on an ongoing basis, we expect that it will continue to be exempt from this filing obligation for as long as we continue to file our information with the SEC. You may read and copy any document we or NBCUniversal files at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our and NBCUniversal’s SEC filings, including the complete registration statement and all of the exhibits to it, are available through the SEC’s website at http://www.sec.gov.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any prospectus supplement, in any free writing prospectus prepared by or on behalf of us or to which we have referred you and in material we or NBCUniversal file with the SEC and incorporate by reference herein. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus, any prospectus supplement, any such free writing prospectus and our and NBCUniversal’s filings with the SEC is accurate as of any date other than their respective dates.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference is considered to be part of this prospectus. In addition, information we file with the SEC in the future will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.

This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:

•	Comcast’s and NBCUniversal’s combined Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 5, 2016.

•	Comcast’s and NBCUniversal’s combined Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, filed on April 27, 2016 and July 27, 2016, respectively.

•

Comcast’s Current Reports on Form 8-K, filed on February 17, 2016, February 23, 2016, March 30, 2016, May 24, 2016, May 26, 2016, May 31, 2016 (other than Item 7.01 thereto), July 1, 2016, July 19, 2016 and July 28, 2016.

•

The sections of Comcast’s Definitive Proxy Statement on Schedule 14A for the 2016 annual meeting of shareholders incorporated by reference in Comcast’s Annual Report on Form 10-K for the year ended December 31, 2015.

•

The description of our capital stock included in Item 3.02 under the caption “Amended and Restated Description of our Class A Common Stock” in Comcast’s Current Report on Form 8-K filed on December 15, 2015, as the same may be further amended from time to time.

We and NBCUniversal also incorporate by reference into this prospectus additional documents that we or NBCUniversal may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the securities we are offering. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement. We will provide free copies of any of those documents, if you write or telephone us at: One Comcast Center, Philadelphia, Pennsylvania 19103-2838, (215) 286-1700.

$27,000,000,000

$1,250,000,000 Floating Rate Notes due 2020

$1,000,000,000 Floating Rate Notes due 2021

$500,000,000 Floating Rate Notes due 2024

$1,750,000,000 3.300% Notes due 2020

$2,000,000,000 3.450% Notes due 2021

$2,500,000,000 3.700% Notes due 2024

$3,000,000,000 3.950% Notes due 2025

$4,000,000,000 4.150% Notes due 2028

$1,500,000,000 4.250% Notes due 2030

$3,000,000,000 4.600% Notes due 2038

$4,000,000,000 4.700% Notes due 2048

$2,500,000,000 4.950% Notes due 2058

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch	Wells Fargo Securities
Credit Suisse	Mizuho Securities
MUFG	SMBC Nikko

Co-Managers

BNP PARIBAS	RBC Capital Markets	TD Securities
COMMERZBANK	DNB Markets	PNC Capital Markets LLC
SOCIETE GENERALE		US Bancorp
Santander
Academy Securities	Apto Partners, LLC	CastleOak Securities, L.P.
Great Pacific Securities	MFR Securities, Inc.	Mischler Financial Group, Inc.
Multi-Bank Securities, Inc.	R. Seelaus & Co., Inc.	Ramirez & Co., Inc.
The Williams Capital Group, L.P.

October 2, 2018